ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED
OCTOBER 31, 2010

Suite 1920 – 1188 West Georgia Street
Vancouver, British Columbia
V6E 4A2
January 20, 2011

ITEM 2 - TABLE OF CONTENTS

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TABLE OF CONTENTS
(continued)

Page

ITEM 15: NAMES AND INTERESTS OF EXPERTS	45
Names and Interests of Experts	45

ITEM 16: ADDITIONAL INFORMATION	46
Audit Committee Information	46
Additional Information	46

SCHEDULE “A” – AUDIT COMMITTEE INFORMATION

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PRELIMINARY NOTES

Documents Incorporated by Reference

     Incorporated by reference into this Annual Information Form (“AIF”) are the following documents:

(a)	Consolidated Audited Financial Statements of the Company for the year ended October 31, 2010;

(b)	Management Discussion and Analysis of the Company for the year ended October 31, 2010 dated January 26, 2011 (“MD&A”);

(c)	Management Information Circular dated May 25, 2010 in respect of the 2010 Annual General Meeting (“Information Circular”);

(d)	Technical report dated September 10, 2009 entitled “Pampa El Toro Mineral Resource Technical Report” prepared by SRK Consulting (South Africa) (Pty) Ltd. (the “Iron Sands Report”); and

(e)

Technical report dated January 27, 2011 entitled “Longnose and Titac Iron Titanium Exploration Project, Minnesota, USA – Exploration Results 2010” prepared by EurGeol Keith J. Henderson and Stephen (Jayson) Ripke (the “Minnesota Report”),

copies of which may be obtained online from SEDAR at www.sedar.com.

     All financial information in this AIF is prepared in accordance with generally accepted accounting principles in Canada.

Date of Information

     All information in this AIF is as of October 31, 2010 unless otherwise indicated.

Currency and Exchange Rates

     All dollar amounts in this AIF are expressed in Canadian dollars unless otherwise indicated. The Company’s accounts are maintained in Canadian dollars and the Company’s financial statements are prepared in accordance with generally accepted accounting principles in Canada. All references to “U.S. dollars”, “USD” or to “US$” are to U.S. dollars, to “MXP” are to Mexican pesos, to “ARS” are to Argentinean pesos and to “PEN” are to Peruvian nuevo soles.

     The following table sets forth the rate of exchange for the Canadian dollar, expressed in United States dollars in effect at the end of the periods indicated, the average of exchange rates in effect on the last day of each month during such periods, and the high and low exchange rates during such periods based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into United States dollars.

Year Ended October 31
Canadian Dollars to U.S. Dollars	2010	2009	2008
Rate at end of period	USD 0.9784	USD 0.9282	USD 0.8220
Average rate for period	USD 0.9636	USD 0.8552	USD 0.9732
High for period	USD 1.0039	USD 0.9716	USD 1.0905
Low for period	USD 0.9278	USD 0.7692	USD 0.7726

Metric Equivalents

     For ease of reference, the following factors for converting Imperial measurements into metric equivalents are provided:

To convert from Imperial	To metric	Multiply by
Acres	Hectares	0.404686
Feet	Metres	0.30480
Miles	Kilometres	1.609344
Tons	Tonnes	0.907185
Ounces (troy)/ton	Grams/Tonne	34.2857

1 mile = 1.609 kilometres	2000 pounds (1 short ton) = 0.907 tonnes
1 acre = 0.405 hectares	1 ounce (troy) = 31.103 grams
2,204.62 pounds = 1 metric ton = 1 tonne	1 ounce (troy)/ton = 34.2857 grams/tonne

     Terms used and not defined in this AIF that are defined in National Instrument 51-102 “Continuous Disclosure Obligations” shall bear that definition. Other definitions are set out in National Instrument 14-101 “Definitions”.

Forward-Looking Statements

     This AIF contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. These statements relate to future events or the future activities or performance of the Company. All statements, other than statements of historical fact are forward-looking statements. Information concerning mineral resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, plans and similar expressions, or which by their nature refer to future events. These forward looking statements include, but are not limited to, statements concerning:

  the Company’s strategies and objectives, both generally and specifically in respect of Pampa el Toro and the Minnesota Iron/Titanium properties;

  the potential for the expansion of the estimated resources at Pampa el Toro;

  the timing of decisions regarding the timing and costs of exploration programs with respect to, and the issuance of the necessary permits and authorizations required for, the Company’s ongoing exploration programs on its properties;

  the Company’s estimates of the quality and quantity of the resources at its mineral properties;

  the timing and cost of the planned future exploration programs at the Minnesota Iron/Titanium properties, and the timing of the receipt of results therefrom;

  the Company’s future cash requirements;

  the potential for further upgrading of the concentrate from Pampa el Toro and the potential for the commercial production of pig iron from Pampa el Toro concentrate;

  the potential for the commercial recovery of titanium and vanadium from the slag resulting from the processing of Pampa el Toro concentrate to make pig iron;

  general business and economic conditions; and

  the Company’s ability to meet its financial obligations as they come due, and to be able to raise the necessary funds to continue operations.

     Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Inherent in forward looking statements are risks and uncertainties beyond the Company’s ability to predict or control, including, but not limited to, risks related to the Company’s inability to identify one or more economic deposits on its properties, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks identified herein under “Risk Factors”. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future performance, and that actual results are likely to differ, and may differ materially, from those expressed or implied by forward looking statements contained in this AIF. Such statements are based on a number of assumptions which may prove incorrect, including, but not limited to, assumptions about:

  the level and volatility of the price of commodities, and gold, silver, copper, iron ore, coal and vanadium and titanium in particular;

  general business and economic conditions;

  the timing of the receipt of regulatory and governmental approvals, permits and authorizations necessary to implement and carry on the Company’s planned exploration programs, particularly at the Minnesota Iron/Titanium properties;

  conditions in the financial markets generally;

  the Company’s ability to secure the necessary consulting, drilling and related services and supplies on favourable terms in connection with its ongoing and planned exploration programs;

  the Company’s ability to attract and retain key staff;

  the accuracy of the Company’s resource estimates (including with respect to size and grade) and the geological, operational and price assumptions on which these are based;

  the timing of the ability to commence and complete the planned work at the Minnesota Iron/Titanium properties;

  the anticipated terms of the consents, permits and authorizations necessary to carry out the planned exploration programs at the Company’s properties and the Company’s ability to comply with such terms on a safe and cost-effective basis;

  the ongoing relations of the Company with its underlying optionors/lessors and the applicable regulatory agencies;

  that the metallurgy and recovery characteristics of samples from certain of the Company’s mineral properties are reflective of the deposit as a whole;

  the Company’s ability to negotiate and enter into appropriate off-take agreements for the potential products from any operation at Pampa el Toro; and

  the Company’s ability to overcome any potential difficulties in adapting pilot scale operations and testing to commercial scale operations.

     In addition, in carrying out the resource estimation with respect to the Pampa el Toro project, as described under “Narrative Description of the Business - Material Mineral Projects - Pampa el Toro Iron Sands Project, Peru” a number of assumptions have been made, which are more particularly described in that section.

     These forward looking statements are made as of the date hereof and the Company does not intend and does not assume any obligation, to update these forward looking statements, except as required by applicable law. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

Caution Regarding Adjacent or Similar Mineral Properties

     This AIF contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine. The Company advises US investors that the mining guidelines of the US Securities and Exchange Commission (the “SEC”) set forth in the SEC’s Industry Guide 7 (“SEC Industry Guide 7”) strictly prohibit information of this type in documents filed with the SEC. As Cardero meets the definition of a “foreign private issuer” under applicable SEC rules and is preparing this AIF pursuant to Canadian disclosure requirements under the Canada-U.S. Multi-Jurisdictional Disclosure System, this AIF is not subject to the requirements of SEC Industry Guide 7. Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company’s properties.

Caution Regarding Reference to Resources and Reserves

     National Instrument 43-101 Standards of Disclosure of Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this AIF have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

     United States investors are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology set forth in SEC Industry Guide 7. Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7. Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7. Mineral resources which are not mineral reserves do not have demonstrated economic viability, and US investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit amounts. The term “contained ounces” is not permitted under the rules of SEC Industry Guide 7. In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition in SEC Industry Guide 7. In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made. The SEC has taken the position that mineral reserves for a mineral property may not be designated unless: (i) competent professional engineers conduct a detailed engineering and economic study, and the “bankable” or “final” feasibility study demonstrates that a mineral deposit can be mined profitably at a commercial rate; (ii) a historic three-year average commodity price is used in any reserve or cash flow analysis used to designate reserves; and (iii) the company has demonstrated that the mineral property will receive its governmental permits, and the primary environmental document has been filed with the appropriate governmental authorities. See “Glossary of Terms”.

Caution Regarding Historical Results

     Historical results of operations and trends that may be inferred from the discussion and analysis in this AIF may not necessarily indicate future results from operations. In particular, the current state of the global securities markets may cause significant reductions in the price of the Company’s securities and render it difficult or impossible for the Company to raise the funds necessary to continue operations. See “Risk Factors – Share Price Volatility”.

Glossary of Terms

The following is a glossary of certain mining terms used in this AIF:

“aeolian”	Caused or carried by the wind

“Ag”	Silver

“alteration”	Changes in the chemical or mineralogical composition of a rock, generally produced by weathering or hydrothermal solutions

“anomalous”	Departing from the expected or normal

“anomaly”	A geological feature, especially in the subsurface, distinguished by geological, geophysical or geochemical means, which is different from the general surroundings and is often of potential economic value

“As”	Arsenic

“Au”	Gold

“Board”	The Board of Directors of Cardero

“breccia”	Angular broken rock fragments held together by a mineral cement or a fine- grained matrix

“Cardero Argentina”	Cardero Argentina, S.A., a wholly owned Argentinean subsidiary of Cardero

“Cardero Chile”	Compania Minera Cardero Chile Limitada, a wholly owned Chilean subsidiary of Cardero

“Cardero Hierro BVI”	Cardero Hierro Peru (BVI) Ltd., a wholly owned British Virgin Islands subsidiary of Cardero Iron BVI

“Cardero Hierro Peru”	Cardero Hierro del Peru, S.A.C., a wholly owned Peruvian subsidiary of Cardero Hierro BVI

“Cardero Iron”	Cardero Iron Ore Company Ltd., a wholly owned British Columbia subsidiary of Cardero.

“Cardero Iron BVI”	Cardero Iron Ore Company (BVI) Ltd., a wholly owned British Virgin Islands subsidiary of Cardero Iron

“Cardero Iron USA”	Cardero Iron Ore (USA) Inc., a wholly owned Delaware subsidiary of Cardero Iron

“Cardero Management USA”	Cardero Iron Ore Management (USA) Inc., a wholly owned Delaware subsidiary of Cardero Iron

“Cardero Peru”	Cardero Peru, S.A.C., a wholly owned Peruvian subsidiary of Cardero

“cateo”	A cateo is an exploration concession, granted under Argentine mining law, which does not permit mining but gives the owner a preferential right to apply for a mining concession (mina) for the some or all of the area of the cateo following a discovery. Cateos are measured in 500 hectare unit areas, and a single cateo cannot exceed 20 units (10,000 hectares)

“CCDL”	Cerro Colorado Development Ltd., a wholly owned British Columbia subsidiary of Cardero

“clastic”	Pertaining to a rock or sediment composed principally of fragments derived from pre-existing rocks or minerals and transported some distance from their places of origin; also said of the texture of such a rock

“cm”	Centimetres

“Co”	Cobalt

“Common Shares”	The common shares without par value in the capital stock of Cardero as the same are constituted on the date hereof

“conglomerate”	A coarse grained clastic sedimentary rock, composed of rounded to sub-angular fragments larger than 2mm in diameter set in a fine-grained matrix of sand or silt, and commonly cemented by calcium carbonate, iron oxide, silica or hardened clay

“Cu”	Copper

“deposit”	A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body or as containing reserves or ore, unless final legal, technical and economic factors are resolved

“diamond drill”	A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of the long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock which is recovered in long cylindrical sections, an inch or more in diameter

“dike”	A tabular body of igneous rock that cuts across the structure of adjacent rocks or cuts massive rocks (cf: “Sill”)

“dip”	The angle that a stratum or any planar feature makes with the horizontal, measured perpendicular to the strike and in the vertical plane

“direct reduction”	In a direct reduction process, lump iron oxide pellets and/or lump iron ore are reduced (oxygen removed) by a reducing gas, producing direct reduced iron (DRI). If the cooling stage is omitted, the DRI can be immediately briquetted into hot briquetted iron (HBI).

“Director”	A member of the Board of Directors of Cardero

“disseminated”	Fine particles of mineral dispersed throughout the enclosing rock

“distal”	Said of an ore deposit formed at a considerable distance (e.g. tens of kilometres) from the volcanic source from which its constituents have been derived

“DRI”	Direct reduced iron is a virgin iron source that is relatively uniform in composition, and virtually free from tramp or deleterious elements. It is used increasingly in electric furnace steelmaking to dilute the contaminants present in the scrap used in these processes. It has an associated energy value in the form of combined carbon, which has a tendency to increase furnace efficiency

“dune”	A mound, ridge or hill of wind-blown sand, either bare or covered with vegetation

“epithermal”	Said of a hydrothermal mineral deposit formed within about 1 kilometre of the earth’s surface and in the temperature range of 50-200° C, occurring mainly as veins

“executive officer”	When used in relation to any issuer (including Cardero) means an individual who is:

(a)	a chair, vice chair or president;

(b)	a vice-president in charge of a principal business unit, division or function, including sales, finance or production;

(c)	an officer of the issuer or any of its subsidiaries that performs a policy-making function in respect of the issuer; or

(d)	performing a policy-making function in respect of the issuer

“exsolved”	Said of a substance that has undergone “exsolution”, being the process of the separation of an initially homogenous solution into at least two different crystalline minerals without the addition or removal of any materials – usually occurs upon cooling

“Fe”	Iron

“felsic”	An igneous rock having abundant light coloured minerals, also, applied to those minerals (quartz, feldspars, feldspathoids, muscovite) as a group

“footwall”	The mass of rock beneath a fault, orebody or mine working; especially the wall rock beneath an inclined vein or fault

“gangue”	The valueless rock or mineral aggregates in an ore; that part of the ore that is not economically desirable but cannot be avoided in mining. It is separated from the ore minerals during concentration

“gneiss”	A foliated rock formed by regional metamorphism, in which bands or lenticles of granular minerals alternate with bands or lenticles of minerals with flaky or elongate prismatic habit. Mineral composition is not an essential factor in its definition

“g/t”	Grams per metric tonne

“grab sample”	A sample composed of one or more pieces of rock, collected from a mineralized zone that, when analyzed, do not represent a particular width of mineralization nor necessarily the true mineral concentration of any larger portion of a mineralized zone

“grade”	To contain a particular quantity of ore or mineral, relative to other constituents, in a specified quantity of rock

“hematite”	A common iron mineral found in igneous, sedimentary and metamorphic rocks – a principal ore of iron

“hydrothermal”	A term pertaining to hot aqueous solutions of magmatic origin which may transport metals and minerals in solution

“hypabyssal”	A general adjective applied to minor intrusions such as sills and dikes, and to the rocks that compose them, which have crystallized under conditions intermediate between plutonic and extrusive

“ilmenite”	An iron black opaque rhombohedral mineral (FeTiO3) – the principal ore of titanium

“intrusion”	The process of the emplacement of magma in pre-existing rock, magmatic activity. Also, the igneous rock mass so formed

“intrusive”	Of or pertaining to intrusion, both the process and the rock so formed

“IOCG”	iron oxide copper-gold

“Iron Sands Project”	The Pampa el Toro iron sands project in Peru

“km”	Kilometres

“lens”	A body of ore or rock that is thick in the middle and thin at the edges, like a doubly convex lens (adj: “lenticular”)

“m”	Metres

“mm”	Millimetres

“mafic”	Said of an igneous rock composed chiefly of dark, ferromagnesian minerals, also, said of those minerals

“magmatic”	Of, or pertaining to, or derived from, magma

“magnetic separation”	A process in which a magnetically susceptible mineral is separated from gangue minerals by applying a strong magnetic field; ores of iron are commonly treated in this way. It can be either “dry”(the matter to undergo separation does not have any added fluids, such as water) or “wet” (the matter to undergo separation has a fluid, such as water, added prior to undergoing separation)

“magnetite”	A black, isometric, strongly magnetic, opaque mineral of the spinel group which constitutes an important ore of iron and is a very common and widely distributed accessory mineral in rock of all kinds

“massive”	Said of a mineral deposit, especially of sulphides, characterized by a great concentration of ore in one place, as opposed to a disseminated or veinlike deposit

“metallogeny”	The study of the genesis of mineral deposits, with emphasis on their relationship in space and time to regional petrographic and tectonic features of the earth’s crust

“metasomatism”	The process of practically simultaneous capillary solution and deposition by which a new mineral may grow in the body of an old mineral or mineral aggregate (syn: “replacement”)

“migmatites”	A rock composed of igneous or of igneous appearing and/or metamorphic materials, which are generally distinguishable megascopically

“mina”	A mina is a mining concession, granted under Argentine mining law, which permits mining within the area of the concession on a commercial basis. The area of a mina is measured in “pertenencias”. A mina may be applied for following a formal declaration of a discovery within the area of the mina. Each mina may consist of two or more pertenencias. “Common pertenencias” are six hectares and “disseminated pertenencias” are 100 hectares (relating to disseminated deposits of metals rather than discrete veins). The applicable mining authority may determine the number of pertenencias required to cover the geologic extent of the mineral deposit in question. Once granted, minas have an indefinite term assuming exploration development or mining is in progress

“mineral reserve”	The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined and processed

“mineral resource”	A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge. The term “mineral resource” covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which mineral reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors. The phrase “reasonable prospects for economic extraction” implies a judgement by a qualified person (as that term is defined in NI 43-101) in respect of the technical and economic factors likely to influence the prospect of economic extraction. A mineral resource is an inventory of mineralization that, under realistically assumed and justifiable technical and economic conditions, might become economically extractable

“mineralization”	The concentration of metals and their chemical compounds within a body of rock

“MMC”	Minerales Y Metales California, S.A. de C.V., a wholly owned Mexican subsidiary of Cardero

“National Instrument 43-101”/ “NI 43-101”	National Instrument 43-101 of the Canadian Securities Administrators entitled “Standards of Disclosure for Mineral Projects”

“NSR”	Net smelter return

“NYSE-A”	NYSE Amex LLC

“open pit”	A surface mine, open to daylight, such as a quarry. Also referred to as open-cut or open-cast mine

“pelite”	A mudstone or lutite

“pelitic”	Pertaining to or derived from pelite; esp. said of a sedimentary rock composed of a clay or a metamorphic rock derived from a pelite

“pig iron”	Semi-finished metal produced from iron ore in blast furnace, containing 92 percent iron, high amounts of carbon (typically up to 3.5 percent), and balance largely manganese and silicone plus small amounts of phosphorus, sulphur, and other impurities. Pig iron is further refined in a furnace for conversion into steel. The term was derived from the 19th century method of casting the bars of the pig iron in depressions or moulds formed in the sand floor adjacent to the furnace. These were connected to a runner (known as a sow) and when filled with metal the runner and the numerous smaller moulds were supposed to resemble a litter of suckling pigs, hence the term pig iron

“porphyry”	An igneous rock of any composition that contains conspicuous phenocrysts (relatively large crystals) in a fine-grained groundmass

“PPB” or “ppb”	Parts per billion

“PPM or “ppm”	Parts per million

“pseudomorph”	A mineral whose outward crystal form is that of another mineral; it is described as being” after” the mineral whose outward form it has. Adj: “pseudomorphous”

“SHV”	Sediment Hosted Vein, a reference to a family of gold deposits that consist of gold in quartz veins hosted by shale and siltstone sedimentary rocks

“sill”	A tabular igneous intrusion that parallels the planar structure of the surrounding rock (cf: dike)

“slag”	A product of smelting, containing, mostly as silicates, the substances not sought to be produced as matte or metal, and having a lower specific gravity than the latter; - called also, esp. in iron smelting, cinder. The slag of iron blast furnaces is essentially silicate of calcium, magnesium, and aluminum; that of lead and copper smelting furnaces contains iron

“strike”	The direction taken by a structural surface

“sulfide”	A mineral compound characterized by the linkage of sulphur with a metal, such as galena (lead sulphide) or pyrite (iron sulphide)

“TiO2”	Titanium dioxide, also known as “titanium oxide” or “titania”, a naturally occurring oxide of titanium

“tailings”	The material that remains after all metals considered economic have been removed from ore during milling

“TSE”	Toronto Stock Exchange

“V2O5”	Vanadium pentoxide, an important compound of vanadium, used primarily for the production of sulphuric acid and ferrovanadium

ITEM 3: CORPORATE STRUCTURE

Name, Address and Incorporation

     Cardero Resource Corp. (“Cardero”) was incorporated under the Company Act (British Columbia) on December 31, 1985 under the name “Halley Resources Ltd.”. The name was subsequently changed to “Rugby Resources Limited” on September 6, 1991, to “Euro-Ad Systems Inc.” on April 30, 1993, to “Sun Devil Gold Corp.” on July 3, 1997, and to “Cardero Resource Corp.” on May 18, 1999. Cardero was transitioned under the Business Corporations Act (British Columbia) (“BCBCA”) on January 13, 2005, and is now governed by that statute. On April 22, 2005, Cardero filed a new Notice of Articles, reflecting the adoption by the shareholders, on April 15, 2005, of a new form of Articles to govern the affairs of the Company in substitution for the original articles adopted under the old Company Act (B.C.) and reflecting the increased flexibility available to companies under the BCBCA. A copy of the new Articles is available on SEDAR at www.sedar.com.

     The head office and principal business address of Cardero is located at Suite 1920 – 1188 West Georgia Street, Vancouver, British Columbia, Canada V6E 4A2, and its registered and records office is located at 550 Burrard Street, Suite 2300, P.O. Box 30, Bentall 5, Vancouver, British Columbia, Canada V6C 2B5.

Intercorporate Relationships

     The following corporate chart sets forth all of Cardero’s subsidiaries and their respective jurisdictions of incorporation. Each of these subsidiaries is wholly owned, directly or indirectly, by Cardero:

     Throughout this document references made to the “Company” refer to Cardero and its consolidated subsidiaries, Cardero Argentina, Cardero Peru, Cardero Iron, Cardero Chile, CCDL, MMC, Cardero Iron USA, Cardero Management USA, Cardero Iron BVI, Cardero Hierro BVI and Cardero Hierro Peru, while reference to “Cardero” refer to the Canadian parent company only.

ITEM 4: GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

     The Company is a mineral exploration company engaged in the acquisition, exploration and development of mineral properties. The Company currently holds or has the right to acquire interests in a number of mineral properties in Argentina, Mexico, Peru and the United States of America. The Company is in the exploration stage as its properties have not yet reached commercial production and none of its properties is beyond the preliminary exploration stage. All work presently planned by the Company is directed at defining mineralization and increasing understanding of the characteristics of, and economics of, that mineralization. There are currently no identified mineral reserves and, other than on the Pampa el Toro property, there are currently no identified mineral resources, on any of the Company’s mineral properties.

     Over the past three financial years, the Company has focussed on the acquisition and exploration of mineral properties primarily in Argentina, Mexico and Peru and, more recently, the United States. During the 2008, 2009 and 2010 financial years, the Company has entered into a number of option agreements to acquire properties in these countries that it believes have the potential to host large gold, silver, copper-gold and/or iron ore/titanium/vanadium deposits. Some of these, such as the Huachi, Cerro Juncal, Cerro Atajo, La Poma and Mina Azules properties in Argentina, the La Zorra and Ludivina properties in Mexico, the Amable Maria and Bocana properties in Peru, the Pedernales property in Chile and the properties acquired as part of its SHV Project in Argentina, have since been returned to the respective vendors or abandoned, and the associated costs written off, in light of disappointing exploration results. In this regard, during the 2010 fiscal year, the Company wrote off $8,498,083 in acquisition and exploration costs associated with the Baja IOCG project in Mexico due to disappointing exploration results – however, the Company has retained the most strategic concessions and continues to look for a joint venture partner to carry out additional exploration. The Organullo property in Argentina was the subject of an extensive work program in the fall of 2010, and the Company is reviewing the results to determine the next step in respect of this property. While the Company has not carried out any further work on the Iron Sands Project since the preparation of the initial resource estimate in September, 2009, the Company continues active discussions towards a joint venture or outright sale with a number of companies which continue to express an interest in this project. The Titac and Longnose properties in Minnesota were the subject of an initial drill program in 2010 and will be the subject of follow-up work programs by the Company in 2011. During fiscal 2010, the Company optioned out its Corrales and Santa Teresa properties in Mexico and its Pirquitas property in Argentina, and in 2011 will continue to seek joint venture partners for its Los Manantiales (Mina Angela) property in Argentina and its Corongo property in Peru.

     During the financial year ended October 31, 2008, the Company determined to consider other significantly unexplored regions which held the potential for significant to world class base and precious metal porphyry and epithermal deposits. It identified the Caucasian Region (consisting of Republics of Georgia, Armenia and Azerbaijan, the north-east region of Turkey and certain divisions, republics and territories in Russia) as such a region, particularly the Republic of Georgia where the Georgian Government is seeking to put in place a new mining law and promote the exploitation of the country’s mineral resources. Accordingly, pursuant to a Memorandum of Understanding dated August 8, 2008 (but effective as and from April 25, 2008) between the Company and International Minerals and Mines Ltd., a private Gibraltar company (“IMM”), the Company has the right to acquire up to a 30% interest in IMM Gold Limited (“IMMG”), a subsidiary of IMM which is presently engaged in reconnaissance exploration programs in the Caucasian Region. The Company is the manager of the exploration programs on behalf of IMMG. Although a number of prospective areas have been identified, no properties have yet been acquired by IMMG. A director of Cardero is a director and significant shareholder of a private company which is the major shareholder (67%) of IMM. The Company acquired an initial 15% interest in IMMG by issuing to IMM an initial 500,000 Common Shares (issued on November 24, 2008, at which time the Company received 123,530 ordinary shares of IMMG, representing a 15% interest). The Company has calculated that it has an obligation to issue an additional 214,813 additional Common Shares in respect of the acquisition of the initial 15% interest, and is currently in discussions with IMM to reduce or eliminate such obligation. The Company determined not to acquire an additional 15% interest in IMMG and did not therefore issue the additional 1,000,000 common shares on or before December 31, 2009 as required in order to acquire such additional 15% interest. In light of the lack of progress in acquiring any mineral properties and after consideration of current market conditions and IMMG’s operating loss, the Company has recorded an impairment charge of $795,000 to reduce the carrying value of the investment to $Nil and wrote off $468,099 in amounts owed to the Company by IMMG in respect of work carried out by the Company on behalf of IMMG. However, the Company continues to work with IMMG in reviewing potential acquisitions.

     In fiscal 2004 the Company identified iron ore as a commodity for which there was a significant demand, and, since then, has, on an ongoing basis, evaluated a number of prospective iron ore properties, some of which have been acquired. The Pampa de Pongo Iron property (sold for USD 100 million in January, 2010) and the Iron Sands Project, both in Peru, are examples of this. The Company continues to evaluate on an ongoing basis a number of potential iron deposits, not only in Peru and Argentina, but also in other countries (including Africa), as well as the iron ore potential of its existing IOCG properties such as the Ursula property in Mexico. The Company has also focused on iron ore properties that contain significant titanium and vanadium, both of which are important industrial metals, and is pursuing ongoing metallurgical testwork to determine the optimum way to separate out the titanium and/or vanadium from the slag produced by treating the iron ore in a melter to produce pig iron and titanium/vanadium rich slag. Work in this regard is ongoing, primarily with respect to the Pampa el Toro Iron sands project in Peru. In addition, in fiscal 2008 the Company entered into option agreements to acquire leasehold interests in two iron/titanium/vanadium properties located on the western margin of the Duluth Complex near the Mesabi Iron Range in north-eastern Minnesota (the TiTac (100% interest) and Longnose (85% interest) properties), and is currently implementing follow-up work programs on both such properties (including drilling), which programs are scheduled to be complete by the middle of fiscal 2011. It is anticipated that the results from such programs will enable the Company to calculate initial resource estimates for each of the Titac and Longnose deposits. Following the completion of the drilling programs, it is anticipated that metallurgical testwork on the resulting core will then commence.

     The primary focus of the Company’s activities in fiscal 2008 and 2009 was the completion of a preliminary economic assessment at the Iron Sands Project in Peru, as well as ongoing metallurgical work relevant to the production of iron ore and pig iron from Pampa de Pongo material. Due to the significant costs associated with moving the project forward to commercial production, management determined that the sale of the Pampa de Pongo project was appropriate and, to this end, on October 24, 2008, the Company entered into an agreement with Nanjinzhao Group Co., Ltd., (“Nanjinzhao”), a private Chinese enterprise located in Zibo City, Shandong Province, People’s Republic of China, for the sale of the property. The sale was ultimately completed in January, 2010 and the total sale price of USD 100 million has been received. The Company paid a finder’s fee to an arm’s length private company in consideration of the finder introducing Cardero to Nanjinzhao and providing ongoing advice in the negotiations.

     During fiscal 2008 and fiscal 2009, the Company also carried out a pilot plant separation test at the Iron Sands Project, with a view to producing an iron concentrate and carrying out metallurgical testing of such concentrate, allowing for the Company to optimize the separation parameters and determine potential production parameters. The Company successfully produced a 40 tonne magnetic concentrate, significantly increased the pilot plant through-put (from 2.8 to 18 tonnes/hour) and increased the anticipated magnetic concentrate grade (to 55.5% iron). The concentrate was shipped to the United

States, where extensive commercial scale melting tests, targeting the production of a premium-quality pig iron were carried out. In addition, bench scale testing of the concentrate indicates that a simple screening process resulted in an upgrade to 62.8% iron, and additional work is underway, targeting an increase to 64% iron through additional screening and other mineral separation techniques. The Company commissioned SRK Consulting (Johannesburg) to prepare a resource estimate for the Iron Sands Project utilizing the information from the 120 existing resource definition drillholes, and the resource estimate was delivered on, and is effective as at, July 21, 2009 (see “Narrative Description of the Business - Material Mineral Projects – Pampa el Toro Iron Sands Project, Peru”).

     In keeping with bulk-commodity focus, in June, 2010, Cardero acquired an interest (initially 49.9%, now 45.5%) in Coalhunter Mining Corp. (“Coalhunter”). Coalhunter is a private British Columbia company which has successfully negotiated a joint venture to explore and, if warranted, develop, certain coal deposits in the Carbon Creek coal field located in British Columbia’s northeast coalfield. The joint venture property consists of a lease of freehold coal and certain coal licenses issued by the British Columbia government. Coalhunter will hold a 75% interest in the joint venture and its co-venturer will hold a 25% carried interest. Coalhunter will be required to fund all exploration, development and mining costs, and the co-venturer will receive 25% of the net proceeds (after recovery by Coalhunter of its capital expenditures and ongoing operating costs). Cardero has a right to maintain its interest in Coalhunter on an ongoing basis, and a one-time right to increase its position to 51% in certain circumstances. This strategic acquisition provides Cardero with a significant exposure in the metallurgical coal market, and the potential to establish itself as an operator in that market by electing to acquire 51% of Coalhunter.

     The Company’s focus through the fiscal year ending October 31, 2011 will be to realise the considerable value it believes is locked in the Iron Sands Project and in the Titac and Longnose Iron/Titanium properties in Minnesota, USA. It will continue to negotiate for the joint venture or outright sale of the Iron Sands Project, and proceed with the next phase of exploration, leading to an initial resource estimate, at TiTac and Longnose. With the successful completion of the sale of the Pampa de Pongo project, the Company possesses considerable financial resources. Management is actively reviewing and assessing advanced mineral projects, primarily iron ore and copper/gold, that may be suitable for acquisition, development and/or sale and intends to aggressively seek out and potentially acquire new advanced stage projects. In this regard, it is also considering synergistic partnerships with major mining companies that will permit the Company to be part of a consortium seeking to secure larger projects than the Company has the resources to acquire on its own, but where it can contribute significant advantages in country expertise and acquisition/exploration experience.

Significant Acquisitions

     Since November 1, 2009, being the commencement of the Company’s last completed fiscal year, the Company has not entered into any significant acquisitions for which disclosure is required under Part 8 of National Instrument 51-102.

ITEM 5: NARRATIVE DESCRIPTION OF THE BUSINESS

General

     Summary

     The Company currently holds, or has rights to acquire, interests (ranging from 85% to 100%) in several mineral properties (subject, in certain cases, to net smelter return royalties payable to the original property vendors) in Argentina, Mexico, Peru and the United States. The Company is in the process of evaluating such properties through exploration programs or, in some cases, mineralogical and metallurgical studies and materials processing tests. In all cases, the objective is to evaluate the potential of the subject property and to determine if spending additional funds is warranted (in which case, an appropriate program to advance the property to the next decision point will be formulated and, depending upon available funds, implemented) or not (in which case the property may be offered for option/joint venture or returned to the vendor or abandoned, as applicable). At the present time, the Company is primarily interested in properties that are prospective for precious metals, copper, iron ore, titanium, vanadium and coal.

     With the completion of the sale of the Pampa de Pongo Iron Project in January 2010, the Company considers that the Iron Sands Project in Peru and the Titac/Longnose Iron Titanium properties in Minnesota are its material mineral properties at the present time. However, ongoing work on other properties may produce results that would cause the Company to consider them as material mineral properties in the future. Information with respect to the Company’s material mineral properties is set out in the Mineral Projects section of this AIF.

     The Company is in the exploration stage and does not mine, produce or sell any mineral products at this time, nor do any of its current properties have any known or identified mineral resources (with the exception of the Iron Sands Project) or mineral reserves. The Company does not propose any method of production at this time, although it is conducting extensive work on the Iron Sands Project in order to ascertain the appropriate production methods to employ should the property go into commercial production.

     All aspects of the Company’s business require specialized skills and knowledge. Such skills and knowledge include the areas of geology, drilling, logistical planning, geophysics, metallurgy and mineral processing, implementation of exploration programs and accounting. While recent increased activity in the resource mining industry has made it more difficult to locate competent employees and consultants in such fields, the Company has found that it can locate and retain such employees and consultants and believes it will continue to be able to do so.

     All of the raw materials the Company requires to carry on its business are readily available through normal supply or business contracting channels in Canada, Argentina, Mexico, Peru and the United States. The Company has secured, or reasonably believes that it will be able to secure, personnel to conduct its contemplated programs.

     The mining business is subject to mineral price cycles. The marketability of minerals and mineral concentrates is also affected by worldwide economic cycles. In recent years, the significant demand for minerals in some countries (notably China and India) has driven increased commodity prices to historic highs. While the downturn in the world economy in 2008 and 2009 significantly moderated the record high prices, and temporarily reduced the upward price pressures, for many commodities (including several that the Company is in the business of exploring for), the upward price movements have recently become re-established, primarily as a result of Chinese demand for commodities such as copper, coal and iron ore. It is difficult to assess if the apparent upward momentum in several commodity prices are long-term trends, and there is great uncertainty as to the recovery, or otherwise, of the world, and particularly, the Chinese, economy. If the economic recovery stalls and commodity prices decline as a consequence, a continuing period of lower prices could significantly affect the economic potential of many of the Company’s current properties and result in the Company determining to cease work on, or drop its interest in, some or all of such properties. The one exception to this is gold. Fear of potential inflation as a consequence of the stimulus packages implemented by many countries (notably the United States) and the potential negative influence on the US dollar (among other currencies), have lead to significant increases in the price of gold to record highs.

     The Company’s business is not substantially dependent on any contract such as a contract to sell the major part of its products or services or to purchase the major part of its requirements for goods, services or raw materials, or on any franchise or licence or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.

     It is not expected that the Company’s business will be affected in the current financial year by the renegotiation or termination of contracts or sub-contracts.

     As of October 31, 2010, Cardero had five full-time employees and eight part-time employees and Cardero Management USA had two full-time employees. The Company relies to a large degree upon consultants and contractors to carry on many of its activities and, in particular, to supervise and carry out the work programs on its mineral properties. However, should the Company expand its activities, it is likely that it will choose to hire additional employees.

     Bankruptcy and Similar Procedures

     There are no bankruptcy, receivership or similar proceedings against Cardero, nor is Cardero aware of any such pending or threatened proceedings. There have not been any voluntary bankruptcy, receivership or similar proceedings by Cardero within the three most recently completed financial years or completed or currently proposed for the current financial year.

     Reorganizations

     There have been no reorganizations of or involving Cardero within the three most recently completed financial years or completed or currently proposed for the current financial year.

     Social or Environmental Policies

     Cardero has created a Sustainable Development Committee (“SDC”), which has adopted a formal charter. The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Board’s and the Company’s continuing commitment to improving the environment and ensuring that the Company’s activities are carried out, and that its facilities are operated and maintained, in a safe, sustainable and environmentally sound manner. The primary function of the SDC is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters. Further, the SDC is to advise the Board and make recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues. In particular, the SDC is to consider and advise the Board with respect to current standards of sustainable development for projects and activities such as those of the Company, particularly with a view to ensuring that the Company’s business is run in a manner, and its projects are operated and developed, so as to achieve the ideals and reflect the following principles of sustainable development:

(a)	living within environmental limits,

(b)	ensuring a strong, healthy and just society,

(c)	achieving a sustainable economy,

(d)	using sound science responsibly, and

(e)	promoting good governance.

     The SDC is also responsible for monitoring the activities of the Company in connection with the initial and ongoing interaction between the Company’s activities, operations and personnel and the communities in which the Company’s projects and related activities are located, with a view to ensuring that management develops and follows appropriate policies and activities to enhance the relationship between the Company and its personnel and the communities in which it operates and reflect the principles of sustainable development in that regard.

     Although not set out in a specific policy, the Company strives to be a positive influence in the local communities where its mineral projects are located, not only by contributing to the welfare of such communities through donations of money and supplies, as appropriate, but also through hiring, when appropriate, local workers to assist in ongoing exploration programs as well as contributing to and improving local infrastructure. The Company considers that building and maintaining strong relationships with such communities is fundamental to its ability to continue to operate in such regions and to assist in the eventual development (if any) of mining operations in such regions, and it attaches considerable importance to commencing and fostering them from the beginning of its involvement in any particular area.

     Cardero has also adopted a Code of Business Conduct and Ethics, which provides, among other things, that the Company is committed to complying with all laws and governmental regulations applicable to its activities and, specifically, to maintaining a safe and healthy work environment and conducting its activities in full compliance with all applicable environmental laws.

Risk Factors

     In addition to those risk factors discussed elsewhere in this AIF, the Company is subject to the following risk factors:

     Resource Exploration and Development is Generally a Speculative Business: Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting both from the failure to discover mineral deposits and from finding mineral deposits which, though present, are insufficient in size and grade at the then prevailing market conditions to return a profit from production. The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

     There are no known reserves and, other than on the Iron Sands Project, there are no known resources, on any of the Company’s properties. The majority of exploration projects do not result in the discovery of commercially mineable deposits of ore. Substantial expenditures are required to establish ore reserves through drilling and metallurgical and other testing techniques, determine metal content and metallurgical recovery processes to extract metal from the ore, and construct, renovate or expand mining and processing facilities. No assurance can be given that any level of recovery of ore reserves will be realized or that any identified mineral deposit, even it is established to contain an estimated resource, will ever qualify as a commercial mineable ore body which can be legally and economically exploited. Mineral resources are not mineral reserves and there is no assurance that any mineral resources will ultimately be reclassified as proven or probable reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability.

     Fluctuation of Commodity Prices: Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the minerals produced. The Company’s long-term viability and profitability depend, in large part, upon the market price of minerals which have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods. The recent price fluctuations in the price of all commodities for which the Company is presently exploring is an example of a situation over which the Company has no control and may materially adversely affect the Company in a manner that it may not be able to compensate for. The supply of and demand for minerals are affected by various factors, including political events, economic conditions and production costs in major producing regions. There can be no assurance that the price of any minerals produced from the Company’s properties will be such that any such deposits can be mined at a profit.

     Recent market events and conditions: From 2007 into early 2010, the U.S. credit markets have experienced serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities. These problems have led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions caused a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

     While these conditions appear to have improved slightly in later 2010, unprecedented disruptions in the credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations. The Company’s access to additional capital may not be available on terms acceptable to it or at all.

     General Economic Conditions: The recent unprecedented events in global financial markets have had a profound impact on the global economy. Many industries, including the gold and base metal mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect the Company’s growth and profitability. Specifically:

  The global credit/liquidity crisis could impact the cost and availability of financing and the Company’s overall liquidity the volatility of gold and other base metal prices may impact the Company’s future revenues, profits and cash flow volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs the devaluation and volatility of global stock markets impacts the valuation of the Common Shares, which may impact the Company’s ability to raise funds through the issuance of Common Shares

These factors could have a material adverse effect on the Company’s financial condition and results of operations.

     Share Price Volatility: In 2008 and 2009, worldwide securities markets, particularly those in the United States and Canada, have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced unprecedented fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Most significantly, the share prices of junior natural resource companies have experienced an unprecedented decline in value and there has been a significant decline in the number of buyers willing to purchase such securities. In addition, significantly higher redemptions by holders of mutual funds has forced many of such funds (including those holding the Company’s securities) to sell such securities at any price. As a consequence, despite the Company’s past success in securing significant equity financing, market forces may render it difficult or impossible for the Company to secure placees to purchase new share issues at a price which will not lead to severe dilution to existing shareholders, or at all. Therefore, there can be no assurance that significant fluctuations in the trading price Common Shares will not occur, or that such fluctuations will not materially adversely impact on the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

     Permits and Licenses: The operations of the Company will require licenses and permits from various governmental authorities. There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects, on reasonable terms or at all. Delays or a failure to obtain such licenses and permits, or a failure to comply with the terms of any such licenses and permits that the Company does obtain, could have a material adverse effect on the Company.

     Acquisition of Mineral Properties under Agreements: The agreements pursuant to which the Company has the right to acquire a number of its properties provide that the Company must make a series of cash payments and/or share issuances over certain time periods, expend certain minimum amounts on the exploration of the properties or contribute its share of ongoing expenditures. Failure by the Company to make such payments, issue such shares or make such expenditures in a timely fashion may result in the Company losing its interest in such properties. There can be no assurance that the Company will have, or be able to obtain, the necessary financial resources to be able to maintain all of its property agreements in good standing, or to be able to comply with all of its obligations thereunder, with the result that the Company could forfeit its interest in one or more of its mineral properties.

     Title Matters: The acquisition of title to mineral properties in Mexico, Peru and Argentina is a very detailed and time-consuming process. Title to, and the area of, mineral concessions may be disputed. While the Company has diligently investigated title to all mineral properties in which it has an interest and, to the best of its knowledge, title to all such properties is in good standing or, where not yet granted, the application process appears to be proceeding normally in all the circumstances, this should not be construed as a guarantee of title or that any such applications for concessions will be granted. Title to mineral properties may be affected by undetected defects such as aboriginal or indigenous peoples’ land claims, or unregistered agreements or transfers. The Company has not obtained title opinions for the majority of its mineral properties. Not all the mineral properties in which the Company has an interest have been surveyed, and their actual extent and location may be in doubt.

     Surface Rights and Access: Although the Company acquires the rights to some or all of the minerals in the ground subject to the mineral tenures that it acquires, or has a right to acquire, in most cases it does not thereby acquire any rights to, or ownership of, the surface to the areas covered by its mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities, however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore it may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in the applicable jurisdiction, the outcomes of which cannot be predicted with any certainty. The inability of the Company to secure surface access or purchase required surface rights could materially and adversely affect the timing, cost or overall ability of the Company to develop any mineral deposits it may locate. This is a particular problem in many areas of Mexico, Argentina and Peru, where blockades of access to the Company’s properties, hostile actions by local communities and the potential unwillingness of local police or governmental officials to assist a foreign company against its own citizens can result in the Company being unable to carry out any exploration activities despite being legally authorized to do so and having complied with all applicable local laws and requirements.

     No Assurance of Profitability: The Company has no history of production or earnings and due to the nature of its business there can be no assurance that the Company will be profitable. The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future. All of the Company’s properties are in the exploration stage and the Company has not defined or delineated any proven or probable reserves on any of its properties. None of the Company’s properties are currently under development. Continued exploration of its existing properties and the future development of any properties found to be economically feasible, will require significant funds. The only present source of funds available to the Company is through the sale of its equity securities or the sale or optioning of a portion of its interest in its mineral properties. Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists. While the Company may generate additional working capital through further equity offerings or through the sale or possible syndication of its properties, there is no assurance that any such funds will be available on favourable terms, or at all. At present, it is impossible to determine what amounts of additional funds, if any, may be required. Failure to raise such additional capital could put the continued viability of the Company at risk.

     Uninsured or Uninsurable Risks: Exploration, development and mining operations involve various hazards, including environmental hazards, industrial accidents, metallurgical and other processing problems, unusual or unexpected rock formations, structural cave-ins or slides, flooding, fires, metal losses and periodic interruptions due to inclement or hazardous weather conditions. These risks could result in damage to or destruction of mineral properties, facilities or other property, personal injury, environmental damage, delays in operations, increased cost of operations, monetary losses and possible legal liability. The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. The Company may elect not to insure where premium costs are disproportionate to the Company’s perception of the relevant risks. The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

     Government Regulation: Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards. The Company cannot predict whether or not such legislation, policies or controls, as presently in effect, will remain so, and any changes therein (for example, significant new royalties or taxes), which are completely outside the control of the Company, may materially adversely affect to ability of the Company to continue its planned business within any such jurisdictions.

     Foreign Countries and Political Risk: The Company has mineral properties located in Peru, Argentina, Mexico and the United States. In such countries, mineral exploration and mining activities may be affected in varying degrees by political or economic instability, expropriation of property and changes in government regulations such as tax laws, business laws, environmental laws and mining laws. Any changes in regulations or shifts in political conditions are beyond the control of the Company and may materially adversely affect it business, or if significant enough, may make it impossible to continue to operate in certain countries. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, foreign exchange restrictions, export controls, income taxes, expropriation of property, environmental legislation and mine safety.

     Dependence Upon Others and Key Personnel: The success of the Company’s operations will depend upon numerous factors, many of which are beyond the Company’s control, including (i) the ability of the Company to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; and (ii) the ability to attract and retain additional key personnel in exploration, mine development, sales, marketing, technical support and finance. These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company. There can be no assurance of success with any or all of these factors on which the Company’s operations will depend. The Company has relied and may continue to rely, upon consultants and others for operating expertise.

     Exploration and Mining Risks: Fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs. Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing mineral properties is affected by many factors including the cost of operations, variations of the grade of ore mined, fluctuations in the price of gold or other minerals produced, costs of processing equipment and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. Short term factors, such as the need for orderly development of ore bodies or the processing of new or different grades, may have an adverse effect on mining operations and on the results of operations. There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations. Material changes in geological resources, grades, stripping ratios or recovery rates may affect the economic viability of projects.

     Currency Fluctuations: The Company presently maintains its accounts in Canadian dollars. Due to the nature of its operations in such countries, the Company also maintains accounts in U.S. dollars, Mexican and Argentinean pesos and Peruvian nuevo soles. The Company’s operations in the United States, Mexico, Argentina and Peru and its proposed payment commitments and exploration expenditures under many of the agreements pursuant to which it holds, or has a right to acquire, an interest in its mineral properties are denominated in U.S. dollars, making it subject to foreign currency fluctuations. Such fluctuations are out of its control and may materially adversely affect the Company’s financial position and results. The Company does not engage in any hedging programs with respect to currencies.

     Environmental Restrictions: The activities of the Company are subject to environmental regulations promulgated by government agencies in different countries from time to time. Environmental legislation generally provides for restrictions and prohibitions on spills, releases or emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

     Regulatory Requirements: The activities of the Company are subject to extensive regulations governing various matters, including environmental protection, management and use of toxic substances and explosives, management of natural resources, exploration, development of mines, production and post-closure reclamation, exports, price controls, taxation, regulations concerning business dealings with indigenous peoples, labour standards on occupational health and safety, including mine safety, and historic and cultural preservation. Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties, enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions, any of which could result in the Company incurring significant expenditures. The Company may also be required to compensate those suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of the Company’s operations and delays in the exploration and development of the Company’s properties.

     Limited Experience with Development-Stage Mining Operations: The Company has limited experience in placing resource properties into production, and its ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that the Company will have available to it the necessary expertise when and if it places its resource properties into production.

     Estimates of Mineral Reserves and Resources and Production Risks: The mineral resource estimates presented in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by Company personnel and independent geologists, and no assurance can be given that any particular level of recovery of minerals will in fact be realized or that an identified reserve or resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. The estimating of mineral resources and mineral reserves is a subjective process and the accuracy of mineral resource and mineral reserve estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting available engineering and geological information. There is significant uncertainty in any mineral resource or mineral reserve estimate and the actual deposits encountered and the economic viability of a deposit may differ materially from the Company’s estimates. Accordingly, there can be no assurance that:

  these estimates will be accurate;

  reserves, resource or other mineralization figures will be accurate; or

  this mineralization could be mined or processed profitably.

Because the Company has not commenced production at any of its properties, and has not defined or delineated any proven or probable reserves on any of its properties, mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. In addition, the grade of mineralization ultimately mined may differ from that indicated by drilling results and such differences could be material. There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale. Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Short term factors, such as the need for orderly development of deposits or the processing of new or different grades, may have a material adverse effect on mining operations and on the results of operations. There can be no assurance that minerals recovered in small scale laboratory tests will be duplicated in large scale tests under on-site conditions or in production scale operations. Material changes in reserves or resources, grades, stripping ratios or recovery rates may affect the economic viability of projects. The estimated resources described in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time should not be interpreted as assurances of mine life or of the profitability of future operations. Estimated mineral resources and mineral reserves may have to be re-estimated based on changes in applicable commodity prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource or mineral reserve estimates. Market price fluctuations for gold, silver or base metals, increased production costs or reduced recovery rates or other factors may render any particular reserves uneconomical or unprofitable to develop at a particular site or sites. A reduction in estimated reserves could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges.

     Mineral resources are not mineral reserves and there is no assurance that any mineral resources will ultimately be reclassified as proven or probable reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. The failure to establish proven and probable reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth.

     Enforcement of Civil Liabilities: As most of the assets of the Company are located outside of Canada and the United States, and certain of the directors and officers of Cardero are resident outside of Canada and/or the United States, it may be difficult or impossible to enforce judgements granted by a court in Canada or the United States against the assets of the Company or the directors and officers of Cardero residing outside of such country.

     Mining Industry is Intensely Competitive: The Company’s business of the acquisition, exploration and development of mineral properties is intensely competitive. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company. The Company may also encounter increasing competition from other mining companies in efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters. Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

     The Company may be a “passive foreign investment company” under the U.S. Internal Revenue Code, which may result in material adverse U.S. federal income tax consequences to investors in Common Shares that are U.S. taxpayers: Investors in Common Shares that are U.S. taxpayers should be aware that Cardero believes that it has been in one or more prior tax years, and may be in current and future tax years, a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”). However, no determination has been made regarding Cardero’s PFIC status for any particular tax year. If Cardero is or becomes a PFIC, generally any gain recognized on the sale of the Common Shares and any “excess distributions” (as specifically defined) paid on the Common Shares must be rateably allocated to each day in a U.S. taxpayer’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the Common Shares generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.

     Alternatively, a U.S. taxpayer that makes a “qualified electing fund” (a “QEF”) election with respect to Cardero generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of Cardero’s “net capital gain” and “ordinary earnings” (as specifically defined and calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by Cardero. U.S. taxpayers should be aware, however, that there can be no assurance that Cardero will satisfy record keeping requirements under the QEF rules or that Cardero will supply U.S. taxpayers with required information under the QEF rules, if Cardero is a PFIC and a U.S. taxpayer wishes to make a QEF election. As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if Cardero is a PFIC and the Common Shares are “marketable stock” (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which Cardero is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. taxpayer’s adjusted tax basis in the Common Shares.

     The above paragraphs contain only a brief summary of certain U.S. federal income tax considerations. Investors should consult their own tax advisor regarding the PFIC rules and other U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

Material Mineral Projects

     Titac & Longnose Iron Titanium Projects, Minnesota, USA

     Information in this AIF regarding the Titac & Longnose Iron Titanium Projects is based on information provided by the Minnesota Report. The following summary is from the Minnesota Report and the detailed disclosure in the Minnesota Report is incorporated into this AIF by reference. Readers are encouraged to review the entire Minnesota Report, which is filed on SEDAR at www.sedar.com.

The Longnose and Titac properties are both located in northeastern Minnesota, roughly 25.5 miles (41 km) apart. The Longnose property is located in St. Louis County, Township 59N, Range 13W, Section 30; and the Titac property is located in St. Louis County, Township 55N, Range 14W, Section 34, and Township 54N, Range 14W, Section 3. The Longnose property is centered at: (Coordinate system: Universal Trans Mercator, Zone 15 North, North American 1983 Datum) 572200 metres East, 5268300 metres North. The Titac property is approximately centered at: (Coordinate system: Universal Trans Mercator, Zone 15 North, North American 1983 Datum) 568000 metres East, 5228000 metres North (see Figure 1).

The Company holds an option to acquire up to an 85% interest in the Longnose property by incurring USD 1,850,000 in expenditures (to acquire 70%) and delivering a feasibility study (to acquire an additional 15%). Upon the Company earning its 70% or 85% interest, the optionee of the Longnose property has the option to maintain its 30% or 15% interest and enter into a joint venture with the Company, or to convert its working interest to either a 10% or 5% net profits interest. Advance royalties and production royalties are payable to the underlying lessors of the properties (see Figure 2).

The Company holds a 100% leasehold interest in the Titac property under a mining lease dated July 1, 2009. The lease is for an initial term of 20 years, subject to extension for up to 20 additional years, and requires annual rental payments until commercial production and thereafter production royalty payments (minimum $200,000/year) (see Figure 3).

The Company has all required licenses, permits and registrations in place to carry out exploration and resource definition drilling. Additional permits will be required in the future to advance to the next stage.

The Longnose and Titac properties contain known areas of mineralization, which are being explored further in order to enable a resource estimation to be prepared.

Topographic relief on both properties is generally low, and the surface is flat-laying. Elevations on both properties range between 465 and 490 metres above mean sea level. The ground cover at both properties is a mixture of Palustrine, forested wetlands (Cowardin classification system), and higher dry forested ground. Overburden, consisting of glacial till, is present and the depth to bedrock is approximately 3 to 30 metres from surface.

Accessibility of both projects is excellent, with the Titac property located along a paved county highway, and the Longnose property located off of a paved county highway via a well maintained gravel road. The climate in northeastern Minnesota is mid-continental. Winter conditions usually begin in mid-December and last until mid-March, with frozen ground beginning in late-December to early-January. The spring thaw usually begins in mid-March to late-April, with stable, dry spring-summer-fall conditions occurring from late-April to mid-December.

The population of Aurora, Minnesota (the nearest major population centre) is approximately 1,850, and the nearby city of Hoyt Lakes (5 miles east of Aurora), Minnesota has a population of approximately 2,000 people.

The infrastructure in northeastern Minnesota related to mining activities is excellent, with low cost electricity, railroads, paved state and county highways, international shipping ports, mining professionals, mining vendors, and trained labor all readily available. International shipping ports are located along the north shore of Lake Superior, including Duluth/Superior, Silver Bay, Taconite Harbor, and Two Harbors, with linked rail systems to all.

Eighteen diamond drill core holes have been drilled at the Longnose property, including six holes drilled by the Company in 2010. Two bulk samples for metallurgical testing and TiO2 recovery have been collected from the Longnose property by prior operators. The first bulk sample measured 32+ tons of material and the second bulk sample measured 60 tons. The University of Minnesota, Natural Resources Research Institute, Coleraine Minerals Research Laboratory houses what remains of both bulk samples. BHP Minerals International Inc. (BHP) held the Longnose property for some time in the 1990’s. Most of the work completed by BHP centered on metallurgy, and TiO2 recovery. Their first investigation involved a smelting and sulfation-leaching process developed by the US Bureau of Mines. Their second investigation involved an oxidation-reduction roast followed by chemical leaching, using a process called “Murso”. A pre-NI 43-101 (non-NI 43-101 compliant) historical resource calculation was completed at Longnose by BHP. A BHP report dated November 11, 1992 estimates “probable reserves” of 27.57 MT (30.36 million short tons) grading 21.3% TiO2. However, the authors of the Minnesota Report caution that both the BHP report and the included resource estimate were prepared before the introduction of NI 43-101, and are therefore historical in nature and the Company is not treating such resources as a current resource under NI 43-101. Investors are further cautioned that a qualified person has not yet completed sufficient work to be able to verify the historical resources, and therefore they should not be relied upon.

Exploration of the Titac property, historically known as Section 34, has been limited, though several exploratory bore holes and geophysical surveys have been completed. Six holes were drilled historically and the Company completed 30 holes in 2010. A ground magnetic survey conducted in the mid 1960’s.

The Longnose and Titac Properties are located within the Superior Province of the Canadian Shield, and are underlain by intrusive rocks generated during the formation of the Midcontinent Rift. Mineralization is hosted by Oxide-bearing Ultramafic Intrusions (OUI’s) that intruded into layered series intrusions of the Duluth Complex. OUIs are dominantly composed of coarse-grained to pegmatitic pyroxenite, peridotite, and dunite that contains roughly 15-40% titanium-iron oxide mineralization. Typically, zones of massive and semi-massive oxide are also present throughout the stratigraphy. Locally, some OUI’s also contain abundant copper-nickel sulfide mineralization as well (but this style of mineralization has not been intersected within the Company’s properties). Most OUI’s occur along the western margin of the southern portion of the Duluth Complex, and display numerous shapes (sheet-, funnel-, dike- and pipe-like geometries), and inclinations (flat-lying, moderately-dipping, and sub-vertical).

The Longnose and Titac OUls contain disseminated, semi-massive, and massive titanium-iron oxide mineralization. The Longnose property hosts a single intrusion which is at least 150 metres thick, dipping shallowly to the southeast. The Titac property contains at least two mineralized OUI’s (Titac North & Titac South). Titac North is at least 450 metres thick (open at depth) and has a vertical pipe-like geometry. Titac South is at least 490 metres thick, and also has a pipe-like geometry.

Mineralization at Longnose dominantly consists of disseminated to net-textured, medium to coarse-grained, magnetite and ilmenite, with some fraction of titaniferous magnetite. Olivine-rich ultramafic rocks (peridotite, feldspathic peridotite & dunite) host the majority of the titanium-iron oxide mineralization found in the Longnose OUI, and will often be net-textured with oxide minerals interstitial to silicates. Visual modal mineral calculations generally estimate that titanium-iron oxide minerals compose 15-35% of the peridotitic and dunitic rocks at Longnose. Numerous massive and semi-massive titanium-iron oxide horizons or zones (45-100% titanium-iron oxide) have been intersected in drill core. These massive and semi-massive oxides seem to be dominantly hosted by peridotite and dunite, though they have been intersected within zones of pyroxenite as well. It is clear that the main mineralized intrusion at Longnose is a thick, laterally and vertically continuous intrusion dominantly composed of a mixture of oxide-bearing peridotite, oxide-bearing dunite, massive oxide, and semi-massive oxide with between 15% and 100% titanium-iron oxide mineralization.

Titaniferous-iron oxide mineralization at the Titac property shares many similar characteristics of mineralization at the Longnose property. When mineralization is hosted by olivine-rich ultramafic rocks it is typically medium to coarse-grained, disseminated to net-textured, and interstitial to silicate minerals. The largest difference occurs with mineralization hosted by pyroxenite, in which the oxide mineralization typically occurs as medium to coarse-grained clumps or clots up to roughly 5 cm in size (typically 2-4 cm) at Titac.

The Titac intrusion also contains abundant copper-sulfide mineralization. Up to five modal percent (typically 1-2%) copper-sulfide mineralization has been observed, dominantly consisting of chalcopyrite and bornite. Two distinct types of chalcopyrite seem to be present including a bright, golden, metallic colored chalcopyrite and a second duller, brownish-bronze colored chalcopyrite. Bornite exhibits a deep blue-purple metallic color. Copper sulfides typically occur as medium to coarse-grained disseminations interstitial to silicates and oxides, but also occur as pegmatitic clots up to roughly 5 cm in size (typically 2-3 cm). Very fine-grained disseminations of pyrrhotite can occur near the contacts of the OUI and the country rock (in both OUI rocks and country rocks), and rarely fine-grained pyrite will fill micro-fractures (<1 to 2 mm thick) within the OUI.

The Longnose intrusion was partially defined by historical drilling. As a result, the internal stratigraphy and general attitude of the intrusion are relatively simple, and the overall attitude of the intrusion lends itself to shallow, regularly-spaced drilling. Drilling at the Titac property is much more complex because of the attitude, orientation, and stratigraphy of the Titac intrusions. Both Titac North and Titac South appear to be sub-vertical, pipe-like intrusions, with sub-vertical lithological zonation. Here it is more appropriate to drill multiple holes from a single drilling platform in a fan-like pattern. This drilling method was successful in defining the boundaries of the intrusion during drilling of the Titac South intrusion, and is recommended for any additional drilling on the remaining intrusions at Titac.

Both properties are at an advanced exploration stage.

During 2010, a total of 948.6 metres were completed at Longnose for six drillholes. At Titac North and South, a total of 10,557.9 metres were completed for thirty drillholes. All assay results from the 2010 drilling campaign have been received and are included in this report as comprehensive tables. A second drilling campaign is slated to begin in February 2011.

Both the Longnose and Titac OUI’s are geologically interpreted to be late-stage intrusions that cut early Duluth Complex stratigraphy, and are associated with magmatism generated by the 1.1 billion year old Midcontinent Rift system.

The drilling program conducted by the Company in 2010 confirmed strong titanium-iron-oxide mineralization at both the Longnose and Titac properties, and determined that the Titac property contains at least two intrusions with large zones of titanium-iron-oxide mineralization (Titac North and Titac South).

Detailed recommendations regarding drilling programs and other aspects of both properties are as follows:

  Drilling by the Company in 2010 at the Titac South intrusion has defined a large zone of titanium-iron mineralization, and identified an area to the northeast of the intrusion that merits additional drilling. A drilling program consisting of two drill holes is recommended to better define this northeastern area.

  A drilling program consisting of four drill holes at the Longnose property is recommended in order to both confirm historical drilling results, and to test continuity of mineralization within the intrusion.

  Upon completion of drilling these six holes, and obtaining assay data for these six holes, it is recommended that a resource calculation should be completed for Longnose and TiTac South. SRK Consulting have been retained to complete this work as independent consultants. Drilling by the Company in 2010 at the Titac North intrusion helped to confirm the presence of strong titanium-iron oxide mineralization, however definition drilling is not planned for the 2011 drill program. A future drill program, consisting of approximately 50 drill holes, will be sufficient to delineate additional resources at TiTac North.

  A re-interpretation of a historical (1967) ground magnetic data by Quantec Geoscience identified numerous outlying intrusions at Titac. An introductory exploration drilling program consisting of four drill holes is recommended to explore these areas.

  A petrographic study of the oxide and sulfide mineralization found at both properties should be conducted to identify the specific oxide and sulfide minerals present at both properties.

  Initial metallurgical and recovery testing should be conducted. Initial bulk samples should consist of 100 kilogram composites, collected from drill core sample coarse rejects, and represent average mineralization grades.

  Selective sample pulps should be assayed for platinum group elements contents.

A budget is presented to complete the recommended work program:

Recommended Item	US$
Longnose in-fill and step-out drilling (4 holes/1100 m @ $163/m*)	180,000
Titac South in-fill drilling (2 holes/500 m @ $163/m*)	82,000
Resource calculation & 43-101 Reporting	60,000
Titac outlying intrusions exploration drilling (4 holes/1200 m @ $163/m*)	200,000
Acquisition of additional mineral leases/property boundary survey	40,000
Mineralization study	15,000
Metallurgical testing	100,000
Platinum group element assays	12,000
TOTAL	$689,000
*Drilling cost per metre includes: Site and Trail preparation, drilling, sampling, facility/vehicle lease, and staffing

Location of the Longnose and Titac properties

Author: White, C.R.
Date: January 2011
Source: Minnesota Department of Transportation

Area of Interest
CANADA
MEXICO
Longnose Property
Titac Property
Lake Superior
State of Minnesota
Duluth
Minneapolis/ St. Paul
Lake Michigan
MnDOT 2011

Figure 1: Titac and Longnose Project Location and Infrastructure

Figure 2: Longnose Property Boundary with Drill Collar Locations of 2010 Drill Program

Figure 3: Titac Property Boundary with Drill Collar Locations of 2010 Drill Program

Planned Activities

     The Company intends to proceed with the recommended program in the Minnesota Report, and anticipates that the program will commence in February, 2011. All necessary permits are in place, and the Company has the funds to complete the proposed program.

     Pampa el Toro Iron Sands Project, Peru

     Information in this AIF regarding the Iron Sands Project is based on information provided by the Iron Sands Report. The following summary is from the Iron Sands Report and the detailed disclosure in the Iron Sands Report is incorporated into this AIF by reference. Readers are encouraged to review the entire Iron Sands Report, which is filed on SEDAR at www.sedar.com. There has been no material work done on the Iron Sands Project since the completion of the Iron Sands Report.

Summary

     The Pampa el Toro Project is an Iron Sands project situated in the desert coastal region of Southern Peru. During late 2005 the Company initiated a feasibility study on this project by starting a sand sampling program headed by Cooke Geochemical Consulting, and a trenching and percussion drilling programme managed by their own geologists. This has been followed up by various outsourced metallurgical test programs, initially done by Midrex (2005) and most recently by Bateman Engineering (2007).

Location

     The property is located near the city of Nazca in the desert coastal region of southern Peru approximately 45 km northeast of the port of San Juan, close to the large Marcona iron mine (approximate resource of 1.4Bt @ 54% iron), the Mina Justa copper deposit (inferred resource of 218Mt @ 0.8% copper), and the Pampa de Pongo iron deposit (Figure 4).

Ownership

     There are 14 mining concessions within the Pampa El Toro Project area totalling 10,300 hectares (Figure 5). The Company has direct ownership of 9 of the concessions and has signed an option agreement with Minas Ataspacas S.A. to acquire an initial 70% interest in the other 5 concessions.

Geology and Mineralization

     The Lower Paleozoic iron rich Marcona Formation is unconformably overlain by Triassic, Jurassic and Cretaceous volcanic and sedimentary sequences which, in turn, were intruded by stocks and dykes belonging to the Peruvian Coastal Batholith complex. These strata were, in turn, deformed, uplifted and eroded, and formed a base on which Quaternary sediments were deposited.

     It is speculated that the iron-bearing minerals contained in the iron sands either partially or wholly originated from the volcanic units overlying the Marcona formation, however additional as yet unidentified sources are possible. However, it is possible that erosion of these Quaternary sediments contributed significant quantities of magnetite material contained in the dune fields.

     Mineralogically, the principal iron-bearing minerals in the dunes consist of magnetite, titanomagnetite and ilmenite, with minor to trace amounts of hematite, rutile, titanite, ulvospinel and goethite. Silicate minerals, which make up the bulk of the sands, are primarily quartz, plagioclase, amphibole, chlorite, mica and pyroxene. The majority of the ilmenite (80-85% by volume) is associated with magnetite, titanomagnetite and hematite, with the remaining 15-20% by volume present as free ilmenite grains.

     The dune sands are considered to be the product of aeolian re-distribution of contemporary and ancient beach sands and Quaternary basin sediments derived from erosion of the bedrock, winnowed, and re-distributed, by prevailing winds to produce potentially economic concentrations of magnetite in extensive, and partially active, dune fields.

Exploration Concept

     The primary focus of the exploration work has been on the sampling, trenching and percussion drilling of the deposit, combined with significant amounts of metallurgical testwork. This has lead to the development of a robust geological and structural model on which the mineral resource estimation and calculation is based. Exploration is thus at an advanced stage. Detailed metallurgical testwork has also been completed.

     The Company has conducted the exploration program with a set of standard procedures which aim to monitor the quality of the sampling and assay results. The standard procedures include submitting both Certified Reference Materials to monitor the accuracy of the analyses, as well as the analysis of field and laboratory pulp duplicate samples to benchmark the sampling and sample splitting errors as well as the precision and repeatability of the analyses. The quality control samples are checked before accepting the batch analytical results from the laboratory in order to control the quality of the data accepted in the exploration database. The quality control samples indicate that there was no bias introduced in the samples splitting process, as field duplicates and pulp duplicates from the laboratory show very similar characteristics. Analysis of the quality control sample results indicates that the analyses have been conducted to a high level of accuracy and precision, and are acceptable for use in Mineral Resource Estimation.

Status of Exploration

     A pilot mineral processing plant has been erected on site in early 2008 and approximately 56.8 tons of magnetic concentrate was produced. In terms of metallurgical testwork, the Phase I briquetting work and the Phase II bench-scale pig iron production program has been completed. The Phase III pilot-scale pig iron production program has been completed and the analytical results are currently being determined.

Mineral Resource Estimation

     SRK Consulting (South Africa) (Pty) Ltd. (“SRK”) have generated a Mineral Resource estimate based on the data supplied by the Company from their exploration programs. The assay results of a selected set of elements from the 5m composite samples were analysed and found to represent a relatively well represented single population of all elements. There are strong correlations between the major economic elements (Fe2O3, TiO2, and V) that indicate a common genetic and depositional history. This indicates that these elements are most likely contained within the same, or strongly associated minerals. SRK generated and modeled experimental semi-variograms that indicate long range continuity in the major elements, but that also indicate a long range trend element within the deposit in a north-south direction. Cross validation tests conducted by SRK on the semi-variograms indicate that the modelled semi-variograms and the selected search neighbourhood parameters should provide robust estimates.

     The surface topography contours were used to generate a wireframe representation of the topography. This surface was copied vertically downwards by 30m, and used to constrain the depth extent of the Mineral Resource estimate. Drillhole collars were also projected vertically onto the surface as the various generations of GPS surveys of the collars did not accurately match the surveyed contours.

     SRK created a block model with a block size equivalent to the nominal drillhole spacing of 250m X and Y directions, and 5m vertically. The block model was rotated to approximately match the dip of the topographic surface, which coincided with the plane of best continuity. In order to better model the volume, and the topographic variations, the parent blocks were sub-divided into smaller blocks, with a minimum size in the XY plane of 6.25m by 6.25m. The blocks were created to exactly match the intersection of the wireframe with the block center. Only parent blocks were estimated (i.e. each 250m by 250m by 5m collection of sub-blocks will have the same grade estimate) The vertical continuity of mineralization is significantly shorter than the lateral continuity, as would be expected from a deposit emplaced and reworked in thin sheets over time. The search ellipsoid employed by SRK takes this into account using anisotropic search scaling, with the result that samples from adjacent boreholes are given a higher weighting than samples from the same borehole that occur above or below the block being estimated. A minimum of four samples was required to estimate a block, and a maximum of 12 was used, to preserve some local variability in the grades. The maximum number of samples used in the estimation was selected after an optimisation exercise indicated that this was the best balance between generating high quality estimates, and over-smoothing of the estimation.

     The Mineral Resources were classified on the basis of the confidence in the geological variation, the quality of the sampling and analytical results, drillhole spacing, and indicators of the quality of the estimation. The central portion of the deposit, which is drilled on approximately 250m centers, which has high quality estimates was classified as an Indicated Mineral Resource. The portion of the deposit surrounding this, drilled on approximately 500m centers, and extending approximately 500m beyond the area drilled on 500 centers is classified as an Inferred Mineral Resource. Portions of the deposit that were estimated further than 500m from the 500m spaced drilling were also excluded from the Mineral Resources until further confirmatory work is completed to confirm the grades of the material. The Mineral Resources are reported in Table 1.

Table 1: Pampa el Toro Mineral Resources as at 21 July 2009.1

	Volume		Grade	Grade	Grade
Category	(m3 '000)	Tons (kT)	(Fe2O3%)	(TiO2%)	(V ppm)
Indicated	133,608	241,831	6.67	0.72	172
Inferred	348,190	630,224	6.47	0.70	166

1 No grade cut-off has been applied to the material in the Mineral Resource, as the grades are relatively homogenous, would likely be able to be blended, and are projected to be economically viable, based on the assumptions made by the Company. A Mineral Resource is not a Mineral Reserve and does not have demonstrated economical viability.

Qualified Person’s Conclusions and Recommendations

     In the exploration conducted to date at the Iron Sands Project, the surface sampling and subsequent percussion drillhole testing indicates that the overall magnetite content is relatively homogeneous, particularly in the uppermost 30 metres. Sample density achieved in the investigations is considered to be more than adequate to support these assertions.

     The underestimation of magnetic mineral content and Fe grades caused by milling and grinding of sand is not expected to affect the in-situ Fe grade on which the current Mineral Resource estimate is based.

     As an additional upgrading step to dry magnetic separation, screening of the concentrate is both simple and economic. Further testing in this regard is strongly recommended.

     A robust Mineral Resource estimate has been generated based on a sound geological model and exploration database. The Mineral Resource is classified in terms of the CIM definitions on Standards on Mineral Resources and Reserves – Definitions and Guidelines. An Indicated Mineral Resource of 133,608 kT with a Fe2O3 grade of 6.67% has been defined, along with an Inferred Resource of 348,190 kT with a Fe2O3 grade of 6.47% .

     SRK recommend that the metallurgical test work continue to improve the confidence in the ability to upgrade the raw sand material into a saleable product, and that the Company proceed with the preliminary economic assessment of the project.

500000
550000
600000
8400000
8350000
8300000
8250000
PERU
Lima
Department of Ica
Department of Arequipa
600 KM
0
600 Km
Pisco
Pacific Ocean
Iron Sands Project area
Department of Ica
Department of Arequipa
100 Km
0
100 Km
1:6000000
NASCA
San Luis Pajonal
VISTA ALEGRE
Copara
NAZCA PROVINCE
MARCONA
Marcona Junction
Marcona Iron Mine
BELLA UNION
LOMAS
Bella Unión
ACARI
ACARI
JAQUI
Jaqui
CARAVELI PROVINCE
YAUCA
Lomas
Acari Junction
Yauca
Relave
Tocota
Santa Rosa
Pto. Chala
Pto. San Juan
Pacific Ocean
N
20
0
20 Km
1:750000

LEGEND

Dirt road	PSAD 56 zone 18
Panamericana Sur Highway	Small town and village
Department of Arequipa	City or large towns
Department of Ica	Aerodromes
Provincial boundary	Deep-water port
District boundary	Project Properties
Rivers	

Consultora Minera Anglo Peruana S.A.

Project:	Proprietary:
IRON SANDS PROJECT	CARDERO RESOURCE CORP.

Location map

Date:	Figure 1

Figure 4: Pampa el Toro Iron Sands Project Location and Infrastructure

30_n
Nazca
NASCA
Vista Alegre
Santiago Nuevo
Chuquimaran (Destruido)
Uchuytambo
30 - ñ
Puquio
N
Area Covered by Field Sampling
Salsa
SANTA LUCIA
Cupara
31 - n
Acari
31 - ñ
Jaqui
Carbonera Dune-Field Boundary (approx.)
Pampa el Toro Dune-Field Boundary (approx.)
Area Covered by Field Sampling
Cerro de Arena
ACARI
Bella Union
Sand Processing
Plant, projected
Jaqui
32 - n
Yauca
32 - ñ
Chala
Lomas
Tanaca Dune-Field Boundary (approx.)
Pacific Ocean
Chaviña
Yauca
Area Covered by Field Sampling
Tanaca
10 0 10 Km
1:500,000
Datum: PSAD 56 zone 18
Datum: WGS 84 zone 18
LEGEND
Motorable Track
Track
Dirt road
Panamericana Sur Highway
Minera Koripampa Properties
Minera Ataspacus Properties
38 Claim block reference No (see table 1)
Small town and village
City or large towns
Aerodromes
Dune field margin
Limit of area sampled
1:100,000 scale IGN topographic sheet boundaries
Consultora Minera Anglo Peruana S.A.
Project:
IRON SANDS PROJECT
Proprietary:
CARDERO RESOURCE CORP.
Properties map
Date:
Figure 2
525000
550000
575000
8350000
8325000
8300000
8275000
8250000

Figure 5: Pampa el Toro Iron Sands Project Tenure and Dune Field Location Map

     Planned Activities

     The Company intends to complete the metallurgical test program presently underway for the recovery of vanadium and titanium from the smelter slag, and believes that the results of this testing will add significant value in terms of potential high-quality pig-iron and titanium-vanadium co-products. However, the ability of the Company to proceed with further work beyond the metallurgical testing program at the Iron Sands Project is dependent upon the Company being able to either raise the significant additional financing required to do so or to secure a partner to move the project forward. The Company is also assessing the desirability of undertaking pre-feasibility studies to address the mining of the Iron Sands Project resource as well as a pre-feasibility study for the value-added smelting operation. At the present time, the Company is looking to secure a partner who can help move the project to a commercial stage, however, there can be no assurance that it will be able to locate such a partner, or successfully negotiate and conclude an acceptable agreement to do so.

ITEM 6: DIVIDENDS

     There are no restrictions which prevent the Company from paying dividends. The Company has not paid any dividends in the last three financial years. The Company has no present intention of paying any dividends, as it anticipates that all available funds will be invested to finance the growth of its business. The directors of Cardero will determine if and when dividends should be declared and paid in the future, based on the Company’s financial position at the relevant time.

ITEM 7: DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

     The authorized capital of Cardero is an unlimited number of Common Shares, of which 59,260,602 were issued at January 20, 2010. The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the board of directors of Cardero. The Common Shares are entitled, upon liquidation, dissolution or winding up of Cardero, to receive the remaining assets of Cardero available for distribution to shareholders.

ITEM 8: MARKET FOR SECURITIES

     The Common Shares are listed and posted for trading on the TSE (symbol “CDU”), on the NYSE-A (symbol “CDY”), and on the Frankfurt Stock Exchange (symbol “CR5”).

Trading Price and Volume

     The following table provides information as to the high, low and closing prices of the Common Shares on the TSE during the 12 months of the most recently completed financial year and the 3 months since the most recent financial year end, as well as the volume of shares traded for each month:

Toronto Stock Exchange

Month	High	Low	Volume
	($)	($)
January 1 to 20, 2011	2.22	1.68	1,637,136
December, 2010	2.35	1.37	3,775,184
November, 2010	1.60	1.20	2,879,008
October, 2010	1.30	1.16	1,187,948
September, 2010	1.35	1.16	1,452,235
August, 2010	1.33	1.06	1,919,684
July, 2010	1.22	1.07	527,367
June, 2010	1.33	1.07	1,969,486
May, 2010	1.33	1.13	1,686,341
April, 2010	1.45	1.27	963,686
March, 2010	1.43	1.31	1,867,147
February, 2010	1,48	1.28	1,120,792
January, 2010	1.64	1.38	1,586,269
December, 2009	1.66	1.30	2,663,596
November, 2009	1.36	1.22	860,740

ITEM 9: ESCROWED SECURITIES

There are no securities of the Company subject to escrow.

ITEM 10: DIRECTORS AND EXECUTIVE OFFICERS

Name, Occupation and Security Holding

     The names, positions or offices held with Cardero, province/state and country of residence, and principal occupation over the last five years of the Directors and executive officers of Cardero are as follows:

Name, Position and	Principal Occupation	Period of Service as an
Province/State and Country of	During the Past 5 Years(1)	Executive Officer or
Residence(1)		Director(2)

Hendrik Van Alphen	Businessman; President of Cardero, 2000 to	Director since April 19,
President, Chief Executive Officer	present.	1999
and Director
British Columbia, Canada		President since April 10,
2000

Chief Executive Officer
since May 14, 2001

Leonard Harris(3)(4)(5)(6)	Independent consultant to the mining industry,	Since February 25, 2000
Director	1992 to present.
Colorado, USA

Lawrence W. Talbot	Barrister and Solicitor; Owner, Lawrence W. Talbot	Director since April 17,
Director, Vice-President and	Law Corporation (law firm) since May, 2006;	2003
General Counsel	previously Partner, Gowling Lafleur Henderson	Vice-President &
British Columbia, Canada	LLP (law firm) since April 2000.	General Counsel since
July 1, 2006

Murray W. Hitzman, Ph.D.(3)(4)(5)
Director	Geologist; Professor of Economic Geology at the	Since January 4, 2006
Colorado, United States	Colorado School of Mines since June 1996 and
Head of the Department of Geology and Geological
Engineering at the Colorado School of Mines,
August 2000 to August 2007.

Stephan A. Fitch(3)(4)(6)
Director	Businessman; Managing Director, IAG Holdings	Since May 31, 2006
London, England	Limited (private investment company) 2003 to
present; previously Partner, International Asset
Group Ltd. (private merchant and investment
banking firm) 1995 to 2003.

Michael W. Kinley, C.A.
Chief Financial Officer	Chartered Accountant; President, Winslow	Since January 4, 2006
British Columbia, Canada	Associates Management & Communications Inc.
1973 to present (private consulting firm); CFO of
International Tower Hill Mines Ltd., Dorato
Resources Inc., and Trevali Resources Corp.;
Director, Indico Resources Ltd.; Director,
StonePoint Global Brands Inc.; President,
WorldStar Energy Corp.; Director, Strike
Resources Ltd.; President, CFO and Director, GFK
Resources Ltd., CEO and Director, Can-Asia
Minerals Inc.

Mark D. Cruise, Ph.D., EurGeol.	Geologist, President of Trevali Resources Corp.,	Since November 16,
Vice-President-Business	May 18, 2008 to present; Vice-President, Business	2004
Development	Development of Cardero, April 2007 to present,
British Columbia, Canada	Vice-President, Exploration of Cardero November
2004 to March 2007; Senior Geologist
Copper/Zinc, Anglo American plc, 1996 to
November 2004.

Keith Henderson, EurGeol	Geologist; Vice President, Exploration of Cardero,	Since April 1, 2007
Vice-President, Exploration	April 1, 2007 to present; President, Dorato
British Columbia, Canada	Resources Inc., December 1, 2008 to present;
Senior Project Geologist, Anglo American
(Exploration) Canada Ltd., 2002 to March 31, 2007

Glenn Hoffman	Metallurgist; CEO and President of Cardero Iron	Since August 23, 2007
CEO and President of Cardero Iron	Ore Company Ltd. (subsidiary) since August, 2007;
Ore Company Ltd.	previously, several positions, including Manager of
South Carolina, USA	Research and Development, with Midrex
Technologies, Inc. (private process engineering and
technology company)

Notes:

1.	The information as to place of residence and principal occupation, not being within the knowledge of Cardero, has been furnished by the respective Directors and executive officers individually.

2.	All directorships expire at the next Annual General Meeting of the shareholders of Cardero (which is required to be held on or before September 2011). All officers hold office at the pleasure of the Board.

3.	Denotes member of the Audit Committee.

4.	Denotes member of the Compensation Committee.

5.	Denotes member of the Sustainable Development Committee.

6.	Denotes member of the Corporate Governance and Nominating Committee

     Cardero does not currently have any board committees other than the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Sustainable Development Committee.

     As at January 20, 2010, Cardero’s Directors and executive officers, as a group, beneficially hold a total of 1,948,102 Common Shares, directly or indirectly, representing 3.287% of the 59,260,602 issued Common Shares. Cardero’s Directors and executive officers, as a group, also hold the following incentive stock options to purchase up to the following numbers of Common Shares until the dates shown:

(a)	875,000 Common Shares exercisable at $1.30 per Common Share until September 11, 2011;

(b)	160,000 Common Shares exercisable at $1.31 per Common Share until December 1, 2011;

(c)	500,000 Common Shares exercisable at $1.16 per Common Share until July 27, 2012; and

(d)	875,000 Common Shares exercisable at $1.16 per Common Share until August 11, 2012.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.	No Director or executive officer of Cardero is, as at the date of this AIF, or was within ten years before the date of this AIF, a director, chief executive officer or chief financial officer of any company (including Cardero) that:

(a)	was subject to an order that was issued while the Director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, except as follows:

(i)	Michael W. Kinley, the Chief Financial Officer of Cardero, was the President and Director of Abstract Enterprises Corp. (he resigned in 2005), which was the subject of a British Columbia Securities Commission (“BCSC”) cease trade order on July 10, 2002 for failure to file financial statements (a similar order was issued by the Alberta Securities Commission (“ASC”)) and was delisted on June 20, 2003, and

(ii)	Michael W. Kinley, the Chief Financial Officer of Cardero is the President, Chief Executive Officer and a Director of GFK Resources Inc. (formerly “Noise Media Inc.”), which was the subject of a BCSC cease trade order on January 28, 2003 for failure to file financial statements (a similar ASC order was also issued). The company was subsequently transferred to the NEX Board. The cease trade order was revoked on December 8, 2006, the company having filed a reactivation application in accordance with applicable policies; or

(b)	was subject to an order that was issued after the Director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(a)	a cease trade order;

(b)	an order similar to a cease trade order; or

(c)	an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

2.	No Director or executive officer of Cardero, or a shareholder holding a sufficient number of securities of Cardero to affect materially the control of Cardero:

(a)	is, as at the date of this AIF, or has been within the ten years before the date of this AIF, a director or executive officer of any company (including Cardero) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)	has, within ten years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the Director, executive officer or shareholder.

3.	No Director or executive officer of Cardero, or a shareholder holding a sufficient number of securities of Cardero to affect materially the control of Cardero, has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

     Certain Directors and executive officers of Cardero are directors, officers and/or shareholders of other private and publicly listed companies, including companies that engage in mineral exploration and development (including Wealth Minerals Ltd., International Tower Hill Mines Ltd., Dorato Resources Inc., Trevali Resources Corp., Indico Resources Ltd., GFK Resources Ltd., Balmoral Resources Ltd., Ethos Capital Corp., Pedro Resources Ltd. and Remstar Resources Ltd.). To the extent that such other companies may participate in or be affected by ventures involving Cardero, these Directors and executive officers of Cardero may have conflicting interests in negotiating, settling and approving the terms of such ventures. Conflicts of interest affecting the Directors and executive officers of Cardero will be governed by Cardero’s “Code of Business Conduct and Ethics”, the Articles of Cardero and the provisions of the BCBCA and other applicable laws. In the event that such a conflict of interest arises at a meeting of the Directors, a Director affected by the conflict must disclose the nature and extent of his interest and abstain from voting for or against matters concerning the matter in respect of which the conflict arises. Directors and executive officers are required to disclose any conflicts or potential conflicts to the board of Directors as soon as they become aware of them. In accordance with the requirements of the NYSE-A Company Manual, transactions involving a conflict of interest or related party transactions are required to be approved by Cardero’s Audit Committee.

ITEM 11: PROMOTERS

     Cardero does not presently have, and has not within the last two completed financial years had, any promoters.

ITEM 12: LEGAL PROCEEDINGS AND REGULATORY ACTIONS Legal Proceedings

     The Company is not currently, and has not since November 1, 2009 (being the commencement of the Company’s last competed financial year) been, a party to any legal proceedings, nor is any of the Company’s properties presently, or has, since November 1, 2009 (being the commencement of the Company’s last competed financial year), any of the Company’s properties been, subject to any legal proceedings.

Regulatory Actions

There have not been any:

1.	penalties or sanctions imposed against Cardero by a court relating to securities legislation or by a securities regulatory authority during the financial year ended October 31, 2010;

2.	other penalties or sanctions imposed against Cardero by a court relating to securities legislation or by a securities regulatory authority that would likely be considered important to a reasonable investor making an investment decision; or

3.	settlement agreements entered into by Cardero before a court relating to securities legislation or with a securities regulatory authority during the financial year ended October 31, 2010.

Interest of Management and Others in Material Transactions

No:

1.	Director or executive officer of the Company;

2.	any person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% of the Common Shares; or

3.	any associate or affiliate of any of the persons or companies referred to in paragraphs 1 or 2,

has, during any of the financial years ended October 31, 2008, 2009 or 2010, or during the current financial year, had any material interest, direct or indirect, in any transaction that has materially affected, or will materially affect, the Company, other than:

(a)	Stephan Fitch, a director of Cardero, is a director and significant shareholder of a private company which is the major shareholder (67%) of IMM. The Company acquired a 15% interest in IMMG from IMM (See “General Development of the Business – Three Year History” for details on this transaction). This transaction was approved by Cardero’s audit committee and board of directors (other than Stephan Fitch, who abstained from voting in each case).

(b)	On February 29, 2008, the Company closed a brokered private placement of 5,150,000 units. The units were sold at $1.10 per unit, and each unit consisted of one Common Share and one-half of a warrant, and with one whole warrant being exercisable to purchase an additional Common Share at a price of $1.50 until March 1, 2010. Hendrik Van Alphen, the President, CEO and a Director, purchased an aggregate of 100,000 units. Such purchase was upon the identical terms and conditions as the other subscribers in the placement.

ITEM 13: TRANSFER AGENT AND REGISTRAR

     Cardero’s transfer agent and registrar is Computershare Investor Services Inc. Transfers may be effected at, and registration facilities are maintained at:

1. in British Columbia, 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9; and

2. in Ontario, 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Y12.

ITEM 14: MATERIAL CONTRACTS

     Other than in the ordinary course of the Company’s business of mineral property evaluation, acquisition and divestiture and exploration, including raising the funding therefor, there are no material contracts that have been entered into by the Company since November 1, 2009 (being the commencement of the Company’s most recently completed financial year) that are still in effect and that require filing under Section 12.2 of National Instrument 51-102.

ITEM 15: NAMES AND INTERESTS OF EXPERTS

Names and Interests of Experts

The following are the persons or companies:

1.	who were named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by Cardero during, or relating to, the fiscal year ending October 31, 2010, being Cardero’s most recently completed financial year; and

2.	whose profession or business gives authority to the statement, report or valuation made by the person or company:

(a)	Smythe Ratcliffe LLP, Chartered Accountants:

(i)	provided an auditor’s report dated January 27, 2010 in respect of the Company’s consolidated financial statements for the years ended October 31, 2009 and 2008 and incorporated by reference into Cardero’s AIF dated January 20, 2010, and

(ii)	provided an auditor’s report dated January 26, 2011 in respect of the Company’s consolidated financial statements for the years ended October 31, 2010 and 2009 and incorporated by reference into this AIF.

Smythe Ratcliffe LLP is independent in accordance with the auditors’ rules of professional conduct in British Columbia;

(b)	Each of Mark Wanless of SRK Consulting (South Africa) (Pty) Ltd., Professional Earth Scientist, and Leonard Holland, Chartered Engineer, of Holland & Holland Consultants (UK), is responsible for the preparation of one or more sections of the technical report dated September 10, 2009 entitled “Pampa el Toro Mineral Resource Technical Report” incorporated by reference in this AIF. Each of them is independent of the Company and neither of Messrs. Wanless or Holland holds more than 1% of the Common Shares; and

(c)	Each of EurGeol Keith J. Henderson, of Cardero, and Stephen (Jayson) Ripke QP MMSA, of Cardero Management USA, is responsible for the preparation of one or more sections of the Minnesota Report incorporated by reference into this AIF. Mr. Henderson is not independent of the Company, as he is the Vice-President, Exploration, and holds incentive stock options. Mr. Ripke is not independent of the Company, as he is the Vice- President, Technical of Cardero Management USA, and holds incentive stock options.

ITEM 16: ADDITIONAL INFORMATION

Audit Committee Information

     Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies that are required to file an Annual Information Form are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor. This information with respect to Cardero is provided in Schedule “A”.

Additional Information

     Additional information relating to Cardero may be found on SEDAR at www.sedar.com.

     Additional information, including Directors’ and officers’ remuneration and indebtedness, principal holders of Cardero’s securities and securities authorized for issuance under equity compensation plans, if applicable, is contained in the Information Circular. Additional financial information is available in the Financial Statements and MD&A.

     A copy of this AIF, the Information Circular, the Financial Statements and the MD&A, together with any interim financial statements from the past financial year, may be found on the SEDAR website at www.sedar.com or be obtained upon request from the Secretary of Cardero. A reasonable fee for copying may be charged if the request is made by a person who is not a registered security holder of Cardero.

Schedule “A”
Audit Committee Information

The Audit Committee’s Charter

The following is the text of the current Charter for Cardero’s Audit Committee:

“CARDERO RESOURCE CORP.

AUDIT COMMITTEE CHARTER
(Adopted by the Board of Directors on December 16, 2004)

ARTICLE 1 - PURPOSE

The overall purpose of the Audit Committee (the “Committee”) is to:

(a)	ensure that the management of Cardero Resource Corp. (the “Company”) has designed and implemented an effective system of internal financial controls for reviewing and reporting on the Company’s financial statements;

(b)	oversee, review and report on the integrity of the Company’s financial disclosure and reporting;

(c)	review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of material facts; and

(d)	be directly responsible for:

(i)	the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)	the oversight of the work of the Company’s external auditors, and

(iii)	subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company.

ARTICLE 2 - COMPOSITION, PROCEDURES AND ORGANIZATION

2.1	The Committee will consist of at least three members of the Board of Directors (the “Board”), all of whom will be “independent[1]” and “unrelated directors[2]” of the Company within the meaning of all applicable legal and regulatory requirements (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

___________________
1 Whether a director is “independent” will be determined in accordance with all applicable laws and regulations, including the applicable securities laws of Canada and the United States and the regulations and policies of any stock exchange or quotation system on which the Company’s securities are listed or quoted.

2 “unrelated director” means a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer, (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with the issuer. A chair or vice chair of the board of directors who is not a member of management is not, for that reason alone, a related director.

2.2	All of the members of the Committee will be “financially literate[3]”, at least one member of the Committee will have accounting or related financial expertise (i.e. able to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with generally accepted accounting principles) and at least one member of the Committee will be a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

2.3	The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, will appoint the members of the Committee for the ensuing year. The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

2.4	Unless the Board has appointed a chair of the Committee, the members of the Committee will elect a chair from among their number.

2.5	The Committee will select an individual to act as secretary for the Committee, who will be either:

(a) a member of the Committee other than the chair, or

(b) another individual who is not a member of the management of the Company.

2.6	The quorum for meetings will be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other. Decisions by the Committee will be by the affirmative vote of a majority of the members of the Committee, or by consent resolutions in writing signed by each member of the Committee.

2.7	The Committee will have access to such officers and employees of the Company and to the Company's external auditors, and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

2.8	Meetings of the Committee will be conducted as follows:

(a)	the Committee will meet:

(i)	at least four times annually, and

(ii)	may meet as many additional times:

A.	as deemed necessary or appropriate by the Committee,

B.	upon request by any member of the Committee, the Chief Executive Officer, the Chief Financial Officer or the external auditors,

in each case at such times and at such locations as may be determined by the Committee or the chair of the Committee. Except in respect of a regularly scheduled meeting of the Committee, notice of such meeting, together with a proposed agenda, will be delivered to each member of the Committee not less that forty-eight (48) hours prior to the proposed meeting time (which notice may be waived by all of the members of the Committee); and

___________________
3 An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally compatible to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

(b)	the external auditors and management representatives will be invited to attend as necessary in the discretion of the Committee.

2.9	The internal accounting staff, any external accounting consultant(s) and the external auditors will have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary. The Committee, through its chair, may contact directly any employee in, or consultant of, the Company as it deems necessary, and any employee of, or consultant to, the Company may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

2.10	The Committee may, in its sole discretion, retain, at the expense of the Company, such legal, financial or other advisors or consultants as it may deem necessary or advisable in order to properly and fully perform its duties and responsibilities hereunder.

ARTICLE 3 - DUTIES AND RESPONSIBILITIES

3.1	The overall duties and responsibilities of the Committee will be as follows:

(a)	be directly responsible for:

(i)	the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)	the oversight of the work of the Company’s external auditors, and

(iii)	subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company;

(b)	to review with the management of the Company (and, in the case of the annual audited statements, with the external auditors) the annual audited consolidated and unaudited consolidated quarterly financial statements, including the notes thereto, to ensure that such statements present fairly the financial position of the Company and the results of its operations and, if appropriate, to recommend to the Board as to the approval of any such financial statements;

(c)	to assist the Board in the discharge of its responsibilities relating to the Company’s accounting principles, reporting practices and internal controls and its approval of the Company's annual and quarterly consolidated financial statements;

(d)	to establish and maintain a direct line of communication with the Company's internal accounting staff and any external accounting consultant(s) and assess their performance;

(e)	to ensure that the management of the Company has designed, implemented and is maintaining an effective and appropriate system of internal financial controls; and

(f)	to report regularly to the Board on the fulfilment of its duties and responsibilities.

3.2	The duties and responsibilities of the Committee as they relate to the external auditors will be as follows:

(a)	to select a firm of external auditors to be proposed by management of the Company to the shareholders for election by the shareholders as the external auditors for the Company, and to verify the independence of such proposed external auditors;

(b)	to review and approve the fee, scope and timing of the annual and any other audit performed by the external auditors;

(c)	to review and evaluate the qualifications, performance and independence of the lead partner of the external auditors of the Company;

(d)	to discuss with management of the Company the timing and process for implementing the rotation of the lead audit partner and the reviewing partners of the external auditors of the Company;

(e)	to obtain confirmation from the external auditors of the Company that they will report directly to the Committee;

(f)	to obtain confirmation from the external auditors of the company that they will report in a timely matter to the Committee all critical accounting policies and practices to be used, all alternative accounting policies and practices, the ramifications of each of such accounting policies and practices and the accounting policy and practice preferred by the external auditors of the Company, for the financial information of the Company within applicable generally accepted accounting principles (“GAAP”) which have been discussed with management of the Company and will provide a copy of all material written communications between the external auditors of the Company and management of the Company including, without limitation, any management letter or schedule of unadjusted differences;

(g)	obtain confirmation from the external auditors of the Company that they will ensure that all reports filed under the United States Securities Exchange Act of 1934, as amended, which contain financial statements required to be prepared in accordance with Canadian GAAP and/or are reconciled to, United States GAAP, reflect all material correcting adjustments identified by the external auditors of the Company;

(h)	to review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and any former external auditors of the Company;

(i)	to review and pre-approve all non-audit services to be provided to the Company (or any of its subsidiaries) by the external auditors, provided that such pre- approval authority may be delegated by the Committee to any member of the Committee who is “independent” and “unrelated” on the condition that any such pre-approval must be presented to the Committee at its first schedule meeting following any such approval;

(j)	review the audit plan of the external auditors prior to the commencement of the audit;

(k)	to review with the external auditors, upon completion of their annual audit:

(i)	the contents of their report,

(ii)	the scope and quality of the audit work performed,

(iii)	the adequacy of the Company's financial and accounting personnel,

(iv)	the co-operation received from the Company's personnel and any external consultants during the audit,

(v)	the scope and nature of the internal resources used,

(vi)	any significant transactions outside of the normal business of the Company,

(vii)	any significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles or management systems, and

(viii)	the non-audit services provided by the external auditors during the year under audit;

(l)	to discuss with the external auditors not just the acceptability, but also the quality, of the Company’s accounting principles; and

(m)	to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3.3	The duties and responsibilities of the Committee as they relate to the internal control procedures of the Company are to:

(a)	review the appropriateness and effectiveness of the Company's policies and business practices which impact on the financial integrity of the Company, including those relating to internal accounting, the use of and services provided by any external accounting consultant(s), insurance, information services and systems and financial controls, management reporting and risk management, and to ensure that the Company maintains:

(i)	the necessary books, records and accounts in reasonable detail to accurately and fairly reflect the Company’s financial transactions,

(ii)	effective internal control systems, and

(iii)	adequate processes for assessing the risk of material misstatement of the financial statements and for detecting control weaknesses or fraud;

(b)	establish procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

(ii)	the confidential, anonymous submission by employees or any external consultants of the Company of concerns regarding questionable accounting or auditing matters;

(c)	to periodically review this policy and recommend to the Board any changes which the Committee may deem appropriate;

(d)	review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Company;

(e)	periodically review the Company's financial and auditing procedures and the extent to which recommendations made by the internal accounting staff, by any external accounting consultant(s) or by the external auditors have been implemented;

(f)	assist in the preparation of any internal control report by management, which provides that management of the Company is responsible for establishing and maintaining an adequate control structure and procedures for financial reporting by the Company, assessing the effectiveness of such control structure and procedures, and ensuring that the external auditors of the Company attest to, and report on, the assessment of such control structure and procedures by management of the Company;

(g)	assist the Chief Executive Officer and the Chief Financial Officer of the Company in their assessment of the effectiveness of the Company’s internal control over financial reporting and in determining whether there has been any material change in the Company’s internal control over financial reporting which has materially affected or could materially affect such internal control subsequent to the date of the evaluation; and

(h)	assist the Chief Executive Officer and the Chief Financial Officer of the Company in identifying and addressing any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.4	The Committee is also charged with the responsibility to:

(a)	review the Company's quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto;

(b)	review and approve the financial sections of:

(i)	the annual report to shareholders;

(ii)	the annual information form (if any);

(iii)	any quarterly or annual management discussion and analysis;

(iv)	prospectuses; and

(v)	other public reports requiring approval by the Board,

and report to the Board with respect thereto including, without limitation, as to the approval (or otherwise) thereof by the Board;

(c)	review regulatory filings and decisions as they relate to the Company's consolidated annual and interim financial statements, including any press releases with respect thereto;

(d)	ensure that the Company discloses in the periodic reports of the Company, as appropriate, whether at least one member of the Committee is a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission;

(e)	ensure that all non-audit services approved by or on behalf of the Committee are disclosed in the periodic reports of the Company;

(f)	ensure that each annual report and, to the extent required by any applicable legal or regulatory requirement, any quarterly report of the Company includes disclosure with respect to all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities which may have a current or future effect on the Company in accordance with all applicable legal and regulatory requirements;

(g)	ensure that all financial statements and other financial information, including pro forma financial information, included in any report filed by the Company with any regulatory authority or contained in any public disclosure or press release of the Company is presented in a manner which does not contain a material misstatement or omission and reconciles the pro forma information contained therein to Canadian GAAP, and if appropriate, reconciles such pro forma information contained therein to United States GAAP, and which otherwise complies with all applicable legal and regulatory requirements;

(h)	review the appropriateness of the policies and procedures used in the preparation of the Company's consolidated financial statements and other required disclosure documents, and consider recommendations for any material change to such policies;

(i)	review and report on the integrity of the Company’s consolidated financial statements;

(j)	review the minutes of any audit committee meeting of any subsidiaries of the Company;

(k)	review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements;

(l)	review the Company’s compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of material facts; and

(m)	develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board within a reasonable time following each annual general meeting of shareholders.

3.5	The Committee shall have the authority to determine:

(a)	subject to the grant by the shareholders of the authority to do so, if required, the compensation to be received by the external auditors of the Company in connection with all audit services, and non-audit services, to be performed by the auditors;

(b)	the compensation to be received by any legal, financial or other advisors or consultants engaged by the Committee to assist it in performing its duties and responsibilities hereunder; and

(c)	the appropriate funding for the ordinary administrative expenses of the Committee.

ARTICLE 4 – GENERAL

4.1	The Committee will:

(a)	prepare any report or other disclosure, including any recommendation of the Committee, required by any applicable legal or regulatory requirement to be included in the annual proxy or information circular of the Company;

(b)	review this Charter at least annually and recommend any changes herein to the Board;

(c)	report the activities of the Committee to the Board on a regular basis and make such recommendations thereto as the Committee may deem necessary or appropriate; and

(d)	prepare and review with the Board an annual performance evaluation of the Committee, which performance evaluation must compare the performance of the Committee with the requirements of this Charter and be conducted in such manner as the Committee deems appropriate. Such report to the Board may be in such form as the Committee determines, which may include being in the form of an oral report by the chair of the Committee or by another member of the Committee designated by the Committee to make such report.

4.2	No member of the Committee will receive any compensation from the Company, other than fees for being a director of the Company, or a member of a committee of the Board.

4.3	In addition to the foregoing, the Committee will perform such other duties as may be assigned to it by the Board from time to time or as may be required by any applicable stock exchanges, regulatory authorities or legislation.”

Composition of the Audit Committee

Cardero’s Audit Committee is made up of the following directors:

Name	Independent (Y/N)	Status
Leonard Harris	Independent	Financially Literate
Murray Hitzman	Independent	Financially Literate
Stephan Fitch	Independent	Financially Literate

Relevant Education And Experience

     The experience and education of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is as follows: Leonard Harris: Mr. Harris is a professional engineer with Metallurgy diploma and 50 years experience in all aspects of mineral processing and mining operations worldwide, a significant part of which has been in South America. Mr. Harris spent 16 years with Cerro de Pasco Corporation before joining Newmont Mining Corporation, where he served as President and General Manager of Newmont Peru Limited and Vice-President and General Manager of Newmont Latin America. Mr. Harris was General Manager (involved in construction and operation) of the Minera Yanacocha gold mine in Peru. Since 1995, Mr. Harris has been a consultant and director of several small capitalized mining companies including Glamis Gold Ltd., Solitario Resources Inc., Alamos Gold Inc., Corriente Resources Inc., Endeavour Silver Corp. and Cardero. In such roles, he has had extensive experience with the review and understanding of the accounting principles relevant to the financial statements of public natural resource companies, including companies comparable to Cardero.

Murray Hitzman: Dr. Hitzman received BA degrees in Earth Science and Anthropology from Dartmouth College in 1976, an MS in geology from the University of Washington, Seattle in 1978, and a Ph.D. from Stanford University in 1983. Dr. Hitzman began work in the mining industry with Anaconda in 1976 at the Yerington porphyry copper mine in Nevada and subsequently worked for Anaconda in Alaska from 1977 through 1982. From 1982 through 1993, Dr. Hitzman worked throughout the world for Chevron Resources Company and initiated and managed base and precious metal exploration projects in Papua New Guinea, Brazil, Spain, Ireland, France, Germany, Italy, Tanzania, Canada, and the United States. In 1990 he discovered the Lisheen zinc-lead-silver deposit in Ireland. From 1990 through 1993, Dr. Hitzman was manager of the Lisheen project, guiding it through exploration and pre-feasibility, including engineering and environmental studies. In 1993, Dr. Hitzman was named Geological Society of America Congressional Fellow and served from September, 1993 to August, 1994, on the staff of U.S. Senator Joseph Lieberman (D - CT) working on natural resource and environmental issues. Dr. Hitzman was named Executive Branch Fellow by the American Association for the Advancement for Science/Sloan Foundation during 1994. As the Executive Branch Fellow he served as a senior policy analyst in the White House Office of Science and Technology Policy from September, 1994 through March, 1996 specializing in natural resource, environmental, and geoscience issues. In June, 1996, Dr. Hitzman became the Charles F. Fogarty Professor of Economic Geology at the Colorado School of Mines, and in 2000 was named Head of the Department of Geology and Geological Engineering at the Colorado School of Mines (he stepped down as such in August, 2007). Mr. Hitzman has been a director of a number of public companies similar to Cardero and, in such roles, he has had experience with the review and understanding of the accounting principles relevant to the financial statements of public natural resource companies.

Stephan Fitch: Stephan Fitch is a co-founder and a managing director of the London based International Asset Group, Ltd. (IAGL), a private company which specializes in international merchant banking activities. He has been involved in a broad range of international corporate finance/investment banking activities for over 18 years specializing primarily in start up, venture capital and small-capitalized public companies. Prior to joining IAGL, Mr. Fitch was co-founder and Executive Vice President of New World Capital, Inc. New World was established in 1992 and was involved in corporate finance and investment banking activities throughout Europe and the US. The firm's activities included the raising of capital from European institutional investors for small-capitalized US public companies, corporate restructuring, technology transfers between U.S. high tech companies and European conglomerates and, numerous M & A/strategic advisory projects. During this time, he assisted with the purchase and management of Eastern Securities, a fully licensed, NASD member, and New York City based broker/dealer. Prior to joining New World, Mr. Fitch co-founded in 1986, Somerset Partners Ltd., a Denver based partnership specializing in M & A activities. From 1984 to 1986, Mr. Fitch worked as an assistant research analyst for Cambridge Research and Management Group, a registered commodities trading advisor, based in Century City, California. In 1984, Mr. Fitch earned a Bachelor of Arts degree from the University of California, Los Angeles in Political Science with a specialization in International Relations. In connection with these activities, Mr. Fitch has had extensive experience in reviewing, interpreting and assessing financial statements and the underlying accounting principles, and has been involved in the development and analysis of internal controls and procedures for financial reporting.

Reliance on Certain Exemptions

     At no time since November 1, 2009, being the commencement of Cardero’s most recently completed financial year, has the Company relied on the exemptions of the following sections of MI 52-110:

1.	Section 2.4 (De Minimis Non-audit Services);

2.	Section 3.2 (Initial Public Offerings);

3.	Section 3.3(2) (Controlled Companies);

4.	Section 3.4 (Events Outside Control of Member);

5.	Section 3.5 (Death, Disability or Resignation of Audit Committee Member);

6.	Section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances);

7.	Section 3.8 (Acquisition of Financial Literacy); or

8.	an exemption from MI 52-110, in whole or in part, granted under Part 8 of MI 52-110.

Audit Committee Oversight

     At no time since November 1, 2009, being the commencement of Cardero’s most recently completed financial year, was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

     The Audit Committee is authorized by the Board to review the performance of Cardero’s external auditors and approve in advance provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by Cardero. The Chairman of the Audit Committee is authorized to approve, in advance, any non-audit services or additional work which the Chairman deems as necessary and is required to notify the other members of the Audit Committee of such non-audit or additional work.

External Auditor Service Fees (By Category)

     The aggregate fees billed by the Company’s external auditors in each of the last two fiscal years for professional services rendered are as follows:

Financial Year	Audit Fees(1)	Audit Related	Tax Fees(3)	All Other Fees(4)
Ending		Fees(2)
October 31, 2010	$165,000	$22,000(5)	$10,000	$2,500(6)
October 31, 2009	$156,000	$28,000(6)	$7,000	$5,000(6)

(1) The aggregate audit fees billed for the audit of the financial statements for the fiscal year indicated, including with respect to the audit of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2) The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements which are not included under the heading “Audit Fees”.

(3) The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. The work performed in each year was assistance in the preparation and review of Cardero’s tax returns and in connection with the tax planning regarding the sale of the Pampa de Pongo property.

(4) The aggregate fees billed for products and services other than as set out under the headings “Audit Fees”, “Audit Related Fees” and “Tax Fees”.

(5) The services rendered are in connection with the review of the Company’s quarterly financial statement and of its Form 40-F and AIF disclosure documents and management discussion and analysis for the fiscal years indicated.

(6) The services rendered are in connection with the consideration of accounting issues in connection with special transactions, including the sale of the Pampa de Pongo property in Peru.